Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT
dated as of July 27, 2023,
among
PPG INDUSTRIES, INC.,
THE OTHER BORROWERS PARTY HERETO,
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS LLC,
BNP PARIBAS SECURITIES CORP.
and
CITIBANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners
PNC BANK, NATIONAL ASSOCIATION,
BNP PARIBAS
and
CITIBANK, N.A.,
as Co-Syndication Agents
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
BANCO SANTANDER, S.A., NEW YORK BRANCH,
BANK OF AMERICA, N.A.,
GOLDMAN SACHS BANK USA,
HSBC BANK USA, NATIONAL ASSOCIATION,
INTESA SANPAOLO S.P.A., NEW YORK BRANCH,
SOCIETE GENERALE,
SUMITOMO MITSUI BANKING CORPORATION,
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
UNICREDIT BANK AG, NEW YORK BRANCH
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

i

SECTION 3.03.	Conditions Precedent to Each Borrowing or Letter of Credit Issuance	50
SECTION 3.04.	Determinations under Article III	51

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of PPG	51

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01.	Affirmative Covenants	54
SECTION 5.02.	Negative Covenants	55

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	58

ARTICLE VII

GUARANTY

SECTION 7.01.	Guaranty	59
SECTION 7.02.	Guaranty Absolute	60
SECTION 7.03.	Waivers and Acknowledgments	61
SECTION 7.04.	Subrogation	61
SECTION 7.05.	Subordination	63
SECTION 7.06.	Continuing Guaranty; Assignments	63

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01.	Authorization and Action	63
SECTION 8.02.	Administrative Agent’s Reliance, Limitation of Liability	64
SECTION 8.03.	Administrative Agent Individually	65
SECTION 8.04.	Lender Credit Decision	66
SECTION 8.05.	Certain Agreements of Lenders and Issuing Lenders	66
SECTION 8.06.	Successor Administrative Agent	67
SECTION 8.07.	Arrangers and Other Agents	68
SECTION 8.08.	Certain ERISA Matters	68

Schedules*
Schedule 2.01        -    Commitments
Schedule 9.14         -     List of Pre-Approved Designated Subsidiaries
Exhibits*
Exhibit A        -    Form of Assignment and Assumption
Exhibit B        -    Form of Designation Letter
Exhibit C        -    Form of Note
Exhibit D        -    Form of Notice of Borrowing
Exhibit E        -    Form of Notice of Conversion/Continuation
Exhibits F-1-4         -    Form of Tax Compliance Certificates
Exhibit G        -    Form of Opinion of Special Counsel for a Designated Subsidiary

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT dated as of July 27, 2023 (this “Agreement”), among PPG INDUSTRIES, INC., a Pennsylvania corporation (“PPG”), each Subsidiary of PPG that becomes a borrower hereunder pursuant to Section 9.14 (collectively with PPG, the “Borrowers” and each, a “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent.
WHEREAS, PPG, the Administrative Agent and the lenders party thereto (the “Existing Lenders”) entered into an Amended and Restated Five Year Credit Agreement dated as of August 30, 2019 (as amended, supplemented or otherwise modified, and as in effect immediately before giving effect to the amendment and restatement thereof contemplated hereby to occur on and as of the Effective Date, the “Existing Credit Agreement”);
WHEREAS, PPG has requested that the Existing Lenders, the other Lenders party hereto and the Administrative Agent agree to amend and restate the Existing Credit Agreement in its entirety to be in the form of this Agreement, and the Existing Lenders, the other Lenders party hereto and the Administrative Agent are willing to do so, on the terms and subject to the conditions contained herein; and
WHEREAS, JPMorgan and the other Lenders party hereto constitute the Administrative Agent and the Lenders, as applicable, under (and each as defined in) the Existing Credit Agreement immediately prior to the Effective Date for purposes of Section 9.01 of the Existing Credit Agreement and have consented to such amendment and restatement of the Existing Credit Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree that the Existing Credit Agreement shall, upon the satisfaction of the conditions precedent specified in Section 3.01 on the Effective Date, be amended and restated in its entirety to read as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Additional Commitment Lender” means (a) a Lender or (b) any other Person (other than PPG, any Affiliate of PPG, any Defaulting Lender or any natural person (or any holding company, investment vehicle trust for, or owned and operated for the primary benefit of, a natural person)), in each case that agrees to provide a Commitment or, in the case of a Lender, agrees to increase the amount of its Commitment, in each case pursuant to Section 2.04(b), with the consent of the Administrative Agent and each Issuing Lender (such consent in each case not to be unreasonably withheld).
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBO Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR” means, with respect to any Term SOFR Borrowing for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its designated branches and Affiliates), in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means a loan made by a Lender to any Borrower pursuant to this Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent’s Account” means such account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrowers and the Lenders for such purpose.
“Agreed Currencies” means Dollars and Euro.
“Agreement” has the meaning specified in the preamble hereto.
“Ancillary Document” has the meaning specified in Section 9.10(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to PPG or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” means, with respect to any Advance made or to be made by any Lender to any Borrower, any domestic or foreign branch or Affiliate of such Lender selected by such Lender at its option to make such Advance; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Advance in accordance with the terms of this Agreement.
“Applicable Margin” means, for any day, (a) in the case of Base Rate Advances, a rate per annum equal to the Applicable Rate in effect on such day minus 1% (but in no event less than zero) and (b) in the case of Term Benchmark Advances and Daily Simple SOFR Advances, a rate per annum equal to the Applicable Rate in effect on such day, in each case, with Applicable Rate being determined on the basis of the column titled “Applicable Rate” in the definition of such term.
“Applicable Rate” means, for any day, a rate per annum determined by reference to the Public Debt Ratings in effect on such day as set forth below:

Level	Public Debt Rating (S&P/Moody’s)	Commitment Fee	Applicable Rate
1	≥ A+/A1	0.060%	0.750%
2	A/A2	0.070%	0.875%
3	A-/A3	0.090%	1.000%
4	BBB+/Baa1	0.110%	1.125%
5	≤ BBB/Baa2	0.125%	1.250%

For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Rate shall be determined by reference to the available Public Debt Rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), the Applicable Rate shall be determined by reference to Level 5; (c) if the Public Debt Ratings established or deemed to be established by S&P and Moody’s shall fall within different Levels, the Applicable Rate shall be based upon (i) if such different Levels differ by only one Level, the higher Public Debt Rating and (ii) if such different Levels differ by more than one Level, the Level immediately below the higher Public Debt Rating; and (d) if any Public Debt Rating established or deemed to be established by S&P or Moody’s shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the third Business Day following the date such change is first announced publicly by the rating agency making such change. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, PPG and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Public Debt Rating of such rating agency most recently in effect prior to such change or cessation.
“Applicable Time” means, with respect to any Borrowings and payments in Euro, the local time in the place of settlement for Euro as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Electronic Platform” has the meaning specified in Section 8.09(a).
“Approved Fund” means any Person (other than a natural person or any holding company, investment vehicle trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, BNP Paribas Securities Corp. and Citibank, N.A., each in its capacity as a joint lead arranger and joint bookrunner for the credit facility established hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and PPG, PPG’s consent not to be unreasonably withheld or delayed.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.07(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or the exercise of control over such Person by a Governmental Authority, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Bankruptcy Law” means the Federal Bankruptcy Code or any similar foreign, federal or state law for the relief of debtors.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%. For the purpose of this definition, the Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, as the case may be. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.07 (for the avoidance of doubt, only until the Benchmark Replacement with respect to Adjusted Term SOFR has been determined pursuant to Section 2.07(b)(i)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Base Rate, determined as set forth above, would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Advance” means an Advance that bears interest determined by reference to the Base Rate.
“Base Rate Borrowing” means any Borrowing comprised of Base Rate Advances.
“Benchmark” means, initially, with respect to any Advance denominated in any Agreed Currency, the Relevant Rate for Advances denominated in such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Relevant Rate for such Agreed Currency or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advances denominated in Euro, “Benchmark Replacement” shall mean the alternative set forth in clause (b) below:
(a)in the case of any Advance denominated in Dollars, the Adjusted Daily Simple SOFR; or
(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and PPG as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and PPG for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term SOFR Advance, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such

Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Benefit Plan” means (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code to which Section 4975 of the Internal Revenue Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the preamble hereto.
“Borrowing” means Advances of the same Type and currency made, Converted or Continued on the same date and, in the case of Term Benchmark Advances, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) in respect of Advances denominated in Dollars, $10,000,000 and (b) in respect of Advances denominated in Euro, €10,000,000.
“Borrowing Multiple” means (a) in respect of Advances denominated in Dollars, $1,000,000 and (b) in respect of Advances denominated in Euro, €1,000,000.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that (a) in relation to Daily Simple SOFR Advances and any interest rate settings, fundings, disbursements, settlements or payments of any Daily Simple SOFR Advances, or any other dealings with respect to Daily Simple SOFR Advances, such day shall also be a U.S. Government Securities Business Day, (b) in relation to Term SOFR Advances and any interest rate settings, fundings, disbursements, settlements or payments of any Term SOFR Advances or any other dealings of Advances referencing the Adjusted Term SOFR, such day shall also be a U.S. Government Securities Business Day and (c) in relation to Advances denominated in Euros, such day shall also be a TARGET Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations, subject to Section 1.03, are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CBR Advance” means an Advance that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” means, with respect to any CBR Advance at any time, the Applicable Margin that would be applicable at such time to the Advance that was converted into such CBR Advance in accordance herewith.
“Central Bank Rate” means the greater of (a) (i) for any Advance denominated in Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (A) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto) or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (B) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (C) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time plus (ii) the applicable Central Bank Rate Adjustment and (b) 0.00%.
“Central Bank Rate Adjustment” means, for any day, for any Advance denominated in Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (a) the average of the Adjusted EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBO Rate applicable during such period of five Business Days) minus (b) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (a)(ii) of the definition of such term and (y) the Adjusted EURIBO Rate on any day shall be based on the EURIBO Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month.
“Change in Law” means the occurrence, after the date of this Agreement, of: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by any Person controlling such Lender or such Issuing Lender, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any central bank or other Governmental Authority, including, without limitation, any agency of the European Union or similar monetary or multinational authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control Event” has the meaning specified in Section 6.01(g).
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 hereto or, if such Lender shall have become a party hereto pursuant to a Commitment Increase Agreement, the Dollar amount set forth with respect to such Lender in such Commitment Increase Agreement or (b) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be terminated, reduced or increased pursuant to Section 2.04 or 6.01. The aggregate amount of the Commitments on the Effective Date is $2,300,000,000.
“Commitment Increase” has the meaning specified in Section 2.04(b).
“Commitment Increase Agreement” has the meaning specified in Section 2.04(b).
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of PPG or any other Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by or to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications, including through an Approved Electronic Platform.
“Confidential Information” means any and all information and data of PPG and any of its Subsidiaries that is furnished or otherwise becomes known to any Issuing Lender, the Administrative Agent or any Lender in connection with this Agreement or the other Loan Documents, but does not include any such information that is or becomes generally available to the public (other than as a result of the disclosure thereof by any Issuing Lender, the Administrative Agent or any Lender, or any successor or assignee thereof) or that is or becomes available to such Issuing Lender, the Administrative Agent or such Lender from a source other than PPG that is under no duty or obligation to keep such information or data confidential.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Subsidiaries” means the Subsidiaries of PPG whose accounts are Consolidated with the accounts of PPG in PPG’s Consolidated financial statements prepared in accordance with GAAP.
“Continue”, “Continuation” and “Continued” each refers to a continuation of Term Benchmark Advances constituting the same Borrowing as Advances of the same Type for a new Interest Period pursuant to the definition of the term Interest Period and Section 2.08.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07, 2.08 or 2.11, except that no Conversion may be made into Daily Simple SOFR Advances except in accordance with Section 2.07.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Covered Party” has the meaning specified in Section 9.19.
“Credit Party” means the Administrative Agent, any Issuing Lender or any Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Governmental Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Daily Simple SOFR Advance” means any Advance that bears interest at a rate determined by reference to the Adjusted Daily Simple SOFR.
“Daily Simple SOFR Borrowing” means any Borrowing comprised of Daily Simple SOFR Advances.
“Default” means any Event of Default or any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is a result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified PPG or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding an Advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or an Issuing Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification), provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such requesting party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Designated Subsidiary” means any Wholly-owned Restricted Subsidiary designated after the date of this Agreement for borrowing privileges hereunder pursuant to Section 9.14.
“Designation Letter” means a letter entered into by a Designated Subsidiary, PPG and the Administrative Agent, in substantially the form of Exhibit B hereto, pursuant to which such Designated Subsidiary shall become a Borrower hereunder in accordance with Section 9.14.
“Disclosed Matters” means the actions, suits and proceedings disclosed or otherwise described in PPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 or Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, in each case, other than any such disclosures or descriptions under any “risk factors” or “cautionary statements” section or other cautionary language.

“Documentation Agents” means Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, Banco Santander, S.A., New York Branch, Bank of America, N.A., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Intesa Sanpaolo S.p.A., New York Branch, Societe Generale, Sumitomo Mitsui Banking Corporation, The Toronto-Dominion Bank, New York Branch, UniCredit Bank AG, New York Branch, U.S. Bank National Association and Wells Fargo Bank, National Association, each in its capacity as a co-documentation agent for the credit facility provided for herein.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Dollar Equivalent” means, at any date of determination thereof, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect for such amount under the provisions of such Section.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which all of the conditions precedent set forth in Section 3.01 have been satisfied, which date is July 27, 2023.
“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person approved by (a) the Administrative Agent, (b) each Issuing Lender, provided that no approval by an Issuing Lender shall be required if (i) an Event of Default under Section 6.01(h) or 6.01(i) shall have occurred and is continuing and (ii) such Issuing Lender has no outstanding Letters of Credit at the time the applicable assignment is effected, and (c) unless an Event of Default has occurred and is continuing at the time the applicable assignment is effected in accordance with Section 9.07 or unless such Person is a Lender, an Affiliate of the assigning Lender or an Approved Fund, PPG, each such approval referred to in clauses (a), (b) and (c) above not to be unreasonably withheld or delayed; provided, however, that (i) if PPG does not respond to a request to consent for any such approval required by it on or before the fifth Business Day following such request, it shall be deemed to have granted such approval and (ii) none of PPG, any Affiliate of PPG, any Defaulting Lender or any natural person (or any holding company, investment vehicle trust for, or owned and operated for the primary benefit of, a natural person) shall qualify as an Eligible Assignee.
“EMU Legislation” means legislation enacted by the European Union’s Economic and Monetary Union.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which PPG is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period.
“EURIBO Screen Rate” means a rate per annum equal to the euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for the applicable period displayed (before any correction, recalculation or republication by the administrator) on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).
“EURIBOR Advance” means an Advance that bears interest at a rate determined by reference to the Adjusted EURIBO Rate.
“EURIBOR Borrowing” means any Borrowing comprised of EURIBOR Advances.
“Euro” and the “€” sign each means the lawful currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in EMU Legislation.
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act” means United States Securities Exchange Act of 1934, as amended.
“Exchange Rate” means, on any date, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate of exchange for the purchase of Dollars with such other currency on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such date (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion).
“Exchange Rate Date” means, with respect to any Advance denominated in Euro, (a) each of the following: (i) the date of the borrowing of such Advance and (ii) each date of a Conversion to or Continuation of such Advance pursuant to the terms of this Agreement and (b) if an Event of Default has occurred and is continuing, any other Business Day designated as an Exchange Rate Date by the Administrative Agent.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto as a Lender (other than pursuant to an assignment request by PPG under Section 2.19(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.
“Existing Letter of Credit” means any letter of credit that is issued by any Issuing Lender for the account of any Borrower and, subject to compliance with the requirements set forth in Section 2.17 as to the currency of the denomination of, maximum LC Exposure and expiration of Letters of Credit, is designated as an Existing Letter of Credit by written notice thereof by PPG and such Issuing Lender to the Administrative Agent (which notice shall contain a representation and warranty by PPG as of the date thereof that the conditions precedent set forth in Sections 3.03(a) and 3.03(b) shall be satisfied immediately after giving effect to such designation).
“Existing Term Credit Agreements” means (a) the Term Loan Credit Agreement dated as of February 19, 2021, as amended as of March 23, 2023, among PPG, the lenders party thereto, BNP Paribas, as administrative agent, and PNC Bank, National Association, as syndication agent, and (b) the Term Loan Credit Agreement dated as of April 12, 2023, among PPG, the lenders party thereto and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as administrative agent.
“Extended Termination Date” means the First Extended Termination Date and the Second Extended Termination Date.
“Extending Lender” has the meaning specified in Section 2.04(c).
“Extension” has the meaning specified in Section 2.04(c).
“Extension Effective Date” has the meaning specified in Section 2.04(c).
“Extension Request” has the meaning specified in Section 2.04(c).
“Existing Lender” has the meaning specified in the recitals hereto.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“First Extended Termination Date” means the date that is one year after the Original Termination Date (or, if such date is not a Business Day, the immediately preceding Business Day).
“First Extension Lender” means a Lender that is an Extending Lender in respect of the first Extension Request made pursuant to Section 2.04(c) and that, if a second Extension Request has been made pursuant to Section 2.04(c), is not a Second Extension Lender.

“Floor” means an interest rate per annum equal to 0.00%.
“Foreign Lender” means a Lender or Issuing Lender that is not a U.S. Person.
“Funded Debt” means all Indebtedness for money borrowed which by its terms matures at or is extendable or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Indebtedness.
“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person, whether directly or indirectly, and including any obligation of such Person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranty” means the Guarantee and other obligations of PPG under Article VII.
“Guaranteed Obligations” has the meaning specified in Section 7.01.
“Indebtedness” of any Person at any time means, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all Capital Lease Obligations of such Person and (b) all Guarantees by such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Payment Date” means (a) with respect to any Base Rate Advance, the last day of each March, June, September and December and the Termination Date applicable to such Advance, (b) with respect to any Daily Simple SOFR Advance, each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of or Conversion to such Advance (or, if there is no such numerically corresponding day in such month, then the last day of such month), and (c) with respect to any Term Benchmark Advance, the last day of each Interest Period applicable to the Borrowing of which such Advance is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of an Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period of more than three months’ duration, and the Termination Date applicable to such Advance.
“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, in each case, as the applicable Borrower may (subject to the availability for the Benchmark applicable to the relevant Advance or Commitment for any Agreed Currency) select in accordance herewith; provided that (a) the Borrower may not select any Interest Period that ends after the latest Termination Date, (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day, (c) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (d) no tenor that has been removed from this definition pursuant to Section 2.07(b)(iv) shall be available for selection by any Borrower in any Notice of Borrowing or Notice of Conversion/Continuation. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or Continuation of such Borrowing.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Investment Grade Rating” means (a) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent) and (b) with respect to S&P, a rating equal to or higher than BBB- (or the equivalent).
“IRS” means the U.S. Internal Revenue Service.
“Issuing Lender” means JPMorgan, PNC Bank, National Association, BNP Paribas and Citibank, N.A., each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.17(j), in each case so long as such Person shall remain an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“JPMorgan” has the meaning specified in the preamble hereto.
“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.18 of the LC Exposure of Defaulting Lenders in effect at such time.
“Lender-Related Person” means the Administrative Agent (and any sub-agent thereof), each Arranger, each Syndication Agent, each Documentation Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.04(b) or 9.07, other than any Person that shall have ceased to be a party hereto pursuant to Section 9.07.
“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) any Existing Letter of Credit.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means, collectively, this Agreement, any Commitment Increase Agreement and, other than for purposes of Section 9.01, the Notes and the Letter of Credit Documents.
“Margin Stock” shall have the meaning given such term under Regulation U of the Federal Reserve Board as from time to time in effect, including all official interpretations thereunder or thereof.
“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations or financial condition of PPG and its Subsidiaries, taken as a whole, or (b) a material impairment of the ability of PPG to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is or will be a party.
“MNPI” means material information concerning PPG, any of its Subsidiaries or any of their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning PPG, any of its Subsidiaries or any of their respective securities that could reasonably be expected to be material with respect to PPG and its Subsidiaries, taken as a whole, or their respective securities for purposes of the United States federal and state securities laws.
“Moody’s” means Moody’s Investors Service, Inc.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning specified in Section 2.04(c).
“Note” means a promissory note of any Borrower payable to any Lender, delivered pursuant to a request made under Section 2.15 in substantially the form of Exhibit C hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender.
“Notice of Borrowing” means a request by a Borrower for a Borrowing in accordance with Section 2.02(a), which shall be substantially in the form of Exhibit D or any other form approved by the Administrative Agent.
“Notice of Conversion/Continuation” means a request by a Borrower to Convert or Continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit E or any other form approved by the Administrative Agent.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if that if any of the aforesaid rates as so determined shall be less than 0.00%, such rate shall be deemed to be 0.00%.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Original Termination Date” means July 27, 2028 (or, if such date is not a Business Day, the immediately preceding Business Day).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated Dollars, the greater of (i) the NYFRB Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Euros, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Participant Register” has the meaning specified in Section 9.07(e).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with EMU Legislation.
“PATRIOT Act” has the meaning set forth in Section 9.16.
“Payment” has the meaning specified in Section 8.05(a).
“Payment Notice” has the meaning specified in Section 8.05(b).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a Governmental Authority.
“Plan” means any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code which is maintained for employees of PPG or any ERISA Affiliate.
“Post Petition Interest” has the meaning specified in Section 7.05(b).
“PPG” has the meaning specified in the preamble hereto.
“Pre-Approved Designated Subsidiary” means each of the Subsidiaries of PPG listed on Schedule 9.14 hereto.
“Primary Currency” has the meaning specified in Section 9.11(c).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Rata Share” means, with respect to any Lender at any time, the percentage of the total Commitments represented by such Lender’s Commitment at such time; provided that, in the case of Section 2.18 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean at any such time the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Protesting Lender” has the meaning specified in Section 9.14(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Rating” means, as of any date with respect to S&P or Moody’s, the lowest rating that has been most recently announced by such rating agency for any class of non-credit enhanced long-term senior unsecured debt of PPG.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.19.
“Rating Event” shall be deemed to have occurred, with respect to any Change of Control Event, if the Public Debt Rating from each of S&P and Moody’s shall be below an Investment Grade Rating on any day during the period (which period shall be extended so long as any Public Debt Rating is under publicly announced consideration for a possible downgrade by any of such rating agencies) commencing 60 days prior to the first public notice of the occurrence of such Change of Control Event or PPG’s intention to effect a Change of Control Event and ending 60 days following consummation of such Change of Control Event; provided that, subject to the next sentence, if any of S&P or Moody’s shall cease to have a Public Debt Rating on any day during such period (for the avoidance of doubt, as such period is extended as set forth above), then, solely for purposes of this definition, such rating agency shall be deemed to have on such day a Public Debt Rating that is below Investment Grade Rating. If any of S&P or Moody’s shall cease to be in the business of rating corporate debt obligations, then, for purposes of this definition, PPG may designate, by written notice to the Administrative Agent, a “nationally recognized statistical rating organization”, within the meaning of Section 3(a)(62) of the Exchange Act, to be a replacement thereof, in which case, references to S&P or Moody’s, as the case may be, in this definition and in the definition of “Investment Grade Rating” shall be deemed to be references to such designated “nationally recognized statistical rating organization”.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.
“Reference Time”, with respect to any setting of the then-current Benchmark, means (a) if such Benchmark is the Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, four Business Days prior to such setting, (c) if such Benchmark is the EURIBO Rate, 11:00 a.m. (Brussels time) two TARGET Days preceding the date of such setting or (d) otherwise, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 9.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Advances denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Advances denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.
“Relevant Rate” means (a) with respect to any Term SOFR Borrowing, the Adjusted Term SOFR, (b) with respect to any EURIBOR Borrowing, the Adjusted EURIBO Rate and (c) with respect to any Daily Simple SOFR Borrowing, the Adjusted Daily Simple SOFR.
“Relevant Screen Rate” means (a) with respect to any Borrowing denominated in Dollars, the Term SOFR Reference Rate and (b) with respect to any Borrowing denominated in Euros, the EURIBO Screen Rate.
“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).
“Required Lenders” means, at any time, Lenders holding Revolving Credit Exposures and Unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and Unused Commitments of all Lenders at such time; provided that the Revolving Credit Exposures and Unused Commitments of any Defaulting Lenders shall be excluded for purposes of calculating Required Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Restricted Subsidiary” means:
(a)any Subsidiary of PPG, other than:
(i)a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America (“United States of America” shall not include the territories and possessions thereof), or
(ii)a Subsidiary the primary business of which consists of purchasing accounts receivable and/or making loans secured by accounts receivable or inventories and/or making investments in real estate or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate investment company, or
(iii)a Subsidiary the primary business of which consists of leasing equipment, machinery, vehicles, rolling stock and other articles for use in the business of PPG and its Subsidiaries, or
(iv)a Subsidiary the stock of which is held primarily for the purpose of securing the investment of PPG in such Subsidiary, while the management of such Subsidiary is accumulating funds for the purchase of such stock pursuant to written contract, or
(v)a Subsidiary which, at the time of determination, shall be designated as an Unrestricted Subsidiary pursuant to designation by the board of directors of PPG as set forth below, and

(b)any Subsidiary specified in subclauses (i) through (v) of clause (a) above which, at the time of determination, shall be designated a Restricted Subsidiary pursuant to designation by the board of directors of PPG as set forth below.
PPG may by a resolution adopted by its board of directors designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that in the opinion of the board of directors of PPG it does not own a manufacturing or research property, plant or facility which is of material importance to the business of PPG and its Restricted Subsidiaries taken as a whole, and may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. PPG may by a resolution adopted by its board of directors designate a newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided such designation takes place within 90 days of such acquisition or formation.
“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, a successor thereto.
“Revolving Credit Exposure” means, with respect to any Lender at any time, (a) the sum of the Dollar Equivalents of the outstanding principal amount of such Lender’s Advances at such time plus (b) such Lender’s LC Exposure at such time.
“S&P” means Standard & Poor’s, a division of S&P Global Inc.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions administered or enforced by any Sanctions Authority (at the time of this Agreement, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Zaporizhzhia, Kherson and Crimea Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person that is the subject of Sanctions, including (a) any Person listed in any Executive Order issued by the President of the United States or any Person listed in any publicly available Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person operating, organized or resident in any Sanctioned Country or (c) any Person 50% or more owned or controlled by any Person or two or more Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.
“Sanctions Authority” means (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, (b) the United Kingdom, including His Majesty’s Treasury, (c) the United Nations Security Council, (d) the European Union, (e) Canada or (f) any other national or supra-national governmental authority that administers or enforces economic sanctions with jurisdiction over PPG or any of its Subsidiaries.
“Second Extended Termination Date” means the date that is one year after the First Extended Termination Date (or, if such date is not a Business Day, the immediately preceding Business Day).
“Second Extension Lender” means a Lender that is an Extending Lender in respect of the second Extension Request made pursuant to Section 2.04(c).
“Secured Debt” means Indebtedness for money borrowed if such Indebtedness is secured by a Lien on any of the manufacturing or research property, plant or facilities of PPG or any Restricted Subsidiary (but not including a property determined not to be a principal property of PPG or a Restricted Subsidiary by the board of directors of PPG in its discretion) or on any shares of capital stock or equivalent equity interests in or Indebtedness of any Restricted Subsidiary.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Shareholders’ Interest” means, as of any date of determination, the aggregate of equity capital and surplus of PPG and its Consolidated Subsidiaries, after deducting the cost of the shares of PPG held in PPG’s treasury (i.e., shares which had been previously issued and outstanding but have been reacquired and are presently held by PPG), as shown on a consolidated balance sheet of PPG and its Consolidated Subsidiaries, prepared in accordance with GAAP, as of the end of the most recent fiscal quarter of PPG ended prior to such determination.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Advances. Such reserve percentages shall include those imposed pursuant to such Regulation D. EURIBOR Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Obligations” has the meaning specified in Section 7.05.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock of such corporation, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Supported QFC” has the meaning assigned to it in Section 9.19.
“Syndication Agents” means PNC Bank, National Association, BNP Paribas and Citibank, N.A., each in its capacity as a co-syndication agent for the credit facility provided for herein.
“T2” means the real time gross settlement system operated by the Eurosystem (or, if such system ceases to be operative, such other system, if any, reasonably determined by the Administrative Agent to be a suitable replacement).
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark Advance” means any Term SOFR Advance and any EURIBOR Advance.
“Term Benchmark Borrowing” means any Term SOFR Borrowing and any EURIBOR Borrowing.

“Term SOFR” means, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Advance” means an Advance that bears interest at a rate determined by reference to the Adjusted Term SOFR (other than solely as a result of clause (c) of the definition of Base Rate).
“Term SOFR Borrowing” means any Borrowing comprised of Term SOFR Advances.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means, as to any Lender, the earlier of (a)(i) if (x) there has been no extension of the Termination Date pursuant to Section 2.04(c) or (y) if such Lender is a Non-Extending Lender with respect to each Extension Request, the Original Termination Date, (ii) if there have been one or more extensions of the Termination Date pursuant to Section 2.04(c) and (x) such Lender is a First Extension Lender, the First Extended Termination Date, or (y) such Lender is a Second Extension Lender, the Second Extended Termination Date and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01. Each reference herein to a Termination Date that is not qualified by reference to any Lender or Tranche shall be deemed to refer to any Termination Date.
“Total Capitalization” means, as at any date, with respect to PPG and its Consolidated Subsidiaries, the sum (determined on a consolidated basis without duplication in accordance with GAAP) of (a) Total Indebtedness as at such date plus (b) the amount that should be set forth on the consolidated balance sheet of PPG and its Consolidated Subsidiaries prepared as at such date opposite the caption “Total Shareholders’ Equity” (or the equivalent caption), excluding the amount reported in the financial statements as “Accumulated Other Comprehensive Income (Loss)” related to “Pension and Other Postretirement Benefit Adjustments”.
“Total Indebtedness” means, as at any date, the total amount of Indebtedness of PPG and its Consolidated Subsidiaries on such date, determined on a consolidated basis without duplication in accordance with GAAP.
“Tranche” means, at any time, each group of Commitments that has a different Termination Date at such time.
“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Adjusted Term SOFR (other than solely as a result of clause (c) of the definition of Base Rate), the Adjusted EURIBO Rate, the Base Rate or, if applicable pursuant to Section 2.07, the Adjusted Daily Simple SOFR.
“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.13(g).
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means any Subsidiary of PPG which is not a Restricted Subsidiary.
“Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time minus (b) the Revolving Credit Exposure of such Lender at such time.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Wholly-owned Restricted Subsidiary” means a Restricted Subsidiary all of the outstanding capital stock or equivalent equity interests of which, other than directors’ qualifying shares, and all of the Funded Debt of which, shall at the time be owned by PPG or by one or more Wholly-owned Restricted Subsidiaries, or by PPG in conjunction with one or more Wholly-owned Restricted Subsidiaries.
“Withholding Agent” means any Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as in effect from time to time; provided that if PPG notifies the Administrative Agent that PPG requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies PPG that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 4.01(c) and 5.01(a)), and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of PPG or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (iii) without giving effect to the application of Accounting Standards Update 2015-03, Interest, issued by the Financial Accounting Standards Board to the extent such application results in indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof and (iv) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842 or any similar, successor or substitute accounting standard or codification), to the extent such change would require the recognition of right-of-use assets and lease liabilities that would not have been required to be classified as a capital lease under GAAP as in effect immediately prior to the adoption thereof.
SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise or specifically provided for otherwise herein, (a) any definition of or reference to any agreement (including any Loan Document), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
SECTION 1.05. Currency Translation. The Administrative Agent shall determine the Dollar Equivalent of any Advance denominated in Euro on each applicable Exchange Rate Date, in each case using the Exchange Rate for Euro in relation to Dollars, and such amount shall be the Dollar Equivalent of such Advance until the next calculation thereof pursuant to this sentence.

SECTION 1.06. Interest Rates; Benchmark Notification. The interest rate on any Advance may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.07(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance of, or any other matter related to, any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
ARTICLE II
    AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to any Borrower, from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender, denominated in Dollars or Euro in an aggregate principal amount that will not result in the Revolving Credit Exposure of any Lender exceeding such Lender’s Commitment. Each Borrowing (a) shall be in an amount not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof, provided that a Base Rate Borrowing may be in an amount equal to the amount necessary to finance the reimbursement of an LC Disbursement as contemplated by Section 2.17(f), and (b) subject to Section 2.07, shall be comprised entirely of (i) in the case of a Borrowing denominated in Dollars, Base Rate Advances or Term SOFR Advances, as the applicable Borrower may request in accordance herewith, and (ii) in the case of a Borrowing denominated in Euro, EURIBOR Advances, in each case, made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrowers may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.
SECTION 2.02.    Making Advances. (a) Each request for a Borrowing shall be made by delivery by the applicable Borrower to the Administrative Agent of a completed and executed Notice of Borrowing not later than (i) in the case of a Term SOFR Borrowing, 11:00 a.m. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing, (ii) in the case of a EURIBOR Borrowing, 12:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, or (iii) in the case of a Base Rate Borrowing, 1:00 p.m. (New York City time) on the date of the proposed Borrowing. Each Notice of Borrowing shall (subject to Section 2.07(b)) be irrevocable and binding on the applicable Borrower. Each Notice of Borrowing shall specify therein (i) the Borrower requesting the making of the applicable Borrowing, (ii) the requested date of such

Borrowing, which shall be a Business Day, (iii) Type of such Borrowing, (iv) the currency and aggregate amount of such Borrowing, (v) in the case of a Term Benchmark Borrowing, initial Interest Period to be applicable thereto, and (vi) the location and number of the applicable Borrower’s account to which funds are to be advanced or, in the case of any Base Rate Borrowing requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.17(f), the identity of the Issuing Lender that made such LC Disbursement).
(b)Promptly following receipt of a Notice of Borrowing, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Advance to be made as part of the requested Borrowing. Each Lender shall, before 11:00 a.m. (New York City time) on the date of such Borrowing (or, in the case of a Base Rate Borrowing, if later, the time on the date of such Base Rate Borrowing that is two hours after the delivery to the Administrative Agent of the applicable Notice of Borrowing), make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Agent’s Account, by wire transfer in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds, the Administrative Agent will make such funds available in like funds to the applicable Borrower by remitting such funds to the account specified in the applicable Notice of Borrowing; provided that, in the case of Base Rate Advances made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(f), such funds shall be remitted by the Administrative Agent to the relevant Issuing Lender.
(c)Anything in Section 2.02(a) to the contrary notwithstanding, (i) no Borrower may select Term Benchmark Advances of a Type if the obligation of the Lenders to make Term Benchmark Advances of such Type shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) Term Benchmark Advances may not be outstanding as part of more than six separate Borrowings.
(d)Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing, in accordance with Section 2.02(b), and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of a Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
SECTION 2.03. Fees.
(a)Commitment Fee. PPG agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee on the average daily amount of such Lender’s Unused Commitment during the period from the Effective Date to the Termination Date applicable to such Lender, at a rate per annum determined in accordance with the table set forth in the definition of “Applicable Rate”. Commitment fees accrued through and including the last day of each March, June, September and December shall be payable in arrears on the 15th day following such last day, commencing with the first such date to occur after the Effective Date, and commitment fees accrued for the account of any Lender shall also be payable on the Termination Date applicable to such Lender.
(b)Administrative Agent’s Fees. PPG shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between PPG and the Administrative Agent.

(c)Letter of Credit Fees. Each Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a participation fee with respect to its participation in each Letter of Credit issued for the account of such Borrower, which shall accrue on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit at a rate per annum equal to the Applicable Margin that would be from time to time in effect for a Term Benchmark Advance. Participation fees shall accrue for the account of each Lender during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure. In addition, each Borrower agrees to pay each Issuing Lender, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Lender for the account of such Borrower, which shall accrue on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letters of Credit issued by such Issuing Lender at a rate per annum as separately agreed between PPG and such Issuing Lender, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of such Borrower or processing of drawings thereunder. Fronting fees shall accrue for the account of each Issuing Lender during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the 15th day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Lender pursuant to this Section 2.03(c) shall be payable within 10 days after receipt by PPG of written demand therefor.
SECTION 2.04. Termination, Reduction, Increase or Extension of the Commitments.
(a)Termination or Reduction. PPG shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the respective Commitments of the Lenders, provided that (i) each partial reduction shall be in the aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) PPG shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Advances in accordance with Section 2.09, any Lender’s Revolving Credit Exposure would exceed its Commitment. Any such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by PPG (by notice to the Administrative Agent on or prior to the specified date of termination or reduction) if such condition is not satisfied. Unless previously terminated, the Commitment of each Lender shall terminate on the Termination Date applicable to such Lender.
(b)Increase. PPG shall have the right from time to time to increase the aggregate amount of the Commitments hereunder by an aggregate amount not exceeding $750,000,000 by requesting one or more Additional Commitment Lenders (which may include any existing Lender) to provide a (or, in the case of an existing Lender, to increase its) Commitment (each such increase, an “Commitment Increase”), provided that (i) no Lender shall have any obligation hereunder to become an Additional Commitment Lender and any election to do so shall be in the sole discretion of each Lender (and any Lender that does not advise PPG of its election to become an Additional Commitment Lender hereunder shall be deemed to have rejected such request) and (ii) each Commitment Increase shall be in an aggregate amount for all Additional Commitment Lenders of at least $25,000,000. To effect any Commitment Increase, each applicable Additional Commitment Lender, the Administrative Agent, each Issuing Lender and each Borrower shall enter into an agreement (each, a “Commitment Increase Agreement”) in form and substance satisfactory to PPG, the Administrative Agent and each Issuing Lender pursuant to which such Additional Commitment Lender shall, as of the effective date of such Commitment Increase (which shall be a Business Day and, unless the Administrative Agent otherwise agrees, a day on which no issuance, amendment, renewal or extension of any Letter of Credit is scheduled to occur), provide a Commitment (or, if any such Additional Commitment Lender is an existing Lender, increase its Commitment) in the amount specified therein and (if not an existing Lender) become a Lender hereunder. Notwithstanding the foregoing, no Commitment Increase pursuant to this Section shall be effective unless:

(A)no Default shall have occurred and be continuing on the effective date of such Commitment Increase;
(B)the representations and warranties of each Borrower contained in this Agreement and the other Loan Documents shall be true in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such effective date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(C)the Administrative Agent shall have received a certificate of the chief financial officer of PPG stating that the conditions set forth in clauses (A) and (B) above with respect to such Commitment Increase have been satisfied; and
(D)the Administrative Agent shall have received such evidence of the authority of the Borrowers to effect such Commitment Increase as it may reasonably request.
On the effective date of each Commitment Increase, PPG shall simultaneously (i) prepay in full the outstanding Advances (if any) held by the Lenders immediately prior to giving effect to the relevant Commitment Increase (which prepayment may be made with the proceeds of new Advances under the following clause (ii)), (ii) if PPG shall have so requested in accordance with this Agreement, borrow new Advances from all Lenders (including, if applicable, any new Lenders) such that, after giving effect thereto, the Advances are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 9.04(c).
(c)Extension of Termination Date. (i) PPG may, by written notice to the Administrative Agent (which shall promptly notify the Lenders), request (each, an “Extension Request”) that each Lender extend its Termination Date for an additional one year (each, an “Extension”); provided that (A) not more than two Extension Requests may be made since the Effective Date, and not more than one Extension Request may be made in any period of 12 consecutive months and (B) after giving effect to any Extension, the latest Termination Date shall not be more than five years from the Extension Effective Date with respect to such Extension. Each Lender, acting in its sole discretion, shall, by notice to PPG and the Administrative Agent given not later than the 20th day (or such later day as shall be acceptable to PPG) following the date of the Extension Request, advise PPG and the Administrative Agent whether or not such Lender agrees to such Extension Request; provided that any Lender that does not so advise PPG shall be deemed to have rejected such Extension Request (any such Lender that shall have rejected or is deemed to have rejected such Extension Request being referred to as a “Non-Extending Lender” with respect to such Extension Request; and any such Lender that shall have agreed to such Extension Request being referred to as an “Extending Lender” with respect to such Extension Request). No Lender shall have any obligation to agree to any Extension, and the election of any Lender to agree to any Extension shall not obligate any other Lender to so agree.
(ii)If, in connection with an Extension Request, Lenders (including any Person that replaces any Non-Extending Lender pursuant to Section 2.19) that hold more than 50% of the aggregate Commitments shall have consented to such Extension Request, then, effective as of the applicable Extension Effective Date, the Termination Date for each Extending Lender shall be the applicable Extended Termination Date; provided that no Extension shall be effective with respect to any Lender unless (the first date on which the consent of the requisite Lenders referred to above is obtained and the conditions specified in this proviso are satisfied with respect to the applicable Extension being called the “Extension Effective Date” with respect to such Extension):
(A)no Default shall have occurred and be continuing on the applicable Extension Effective Date;

(B)the representations and warranties of each Borrower contained in this Agreement and the other Loan Documents shall be true and correct all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such Extension Effective Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(C)the Administrative Agent shall have received a certificate of the chief financial officer of PPG stating that the conditions set forth in clauses (A) and (B) above with respect to such Extension have been satisfied; and
(D)the Administrative Agent shall have received such evidence of the authority of the Borrowers to effect such Extension as it may reasonably request.
Upon the effectiveness of any Extension, the Administrative Agent shall record the relevant information in the Register and give prompt notice of the effectiveness of such Extension to the Borrowers and the Lenders.
(iii)Except as to the Termination Date with respect thereto, the terms of the Commitments (and related outstandings) of the Extending Lenders shall be identical to the terms of the Commitments (and related outstandings) of the Non-Extending Lenders, it being agreed that (A) subject to Section 2.17(c), all Letters of Credit shall be participated in by all Lenders in accordance with their Pro Rata Shares and (B) all borrowings and, except as otherwise expressly provided herein, prepayments of the Advances hereunder shall be made ratably as among the Lenders in accordance with their Pro Rata Shares.
(iv)No consent of any parties to this Agreement shall be required to effectuate an Extension, other than (A) the requisite consent of the Lenders as set forth in Section 2.04(c)(ii) and (B) the consent of the Administrative Agent (which consent referred to in this clause (B) shall not be unreasonably withheld). The Lenders hereby consent to the transactions contemplated by this Section 2.04(c) and hereby waive the requirements of any provision of this Agreement (including Section 2.14) or any other Loan Document that may otherwise prohibit any Extension as contemplated by this Section 2.04(c). The Lenders hereby irrevocably authorize the Administrative Agent and the Borrowers to enter, without any further consent of any Lender, into such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to give effect to any Extension effected pursuant to this Section 2.04(c), including to establish a new Tranche in respect of any extended Commitments and to effect technical amendments in connection therewith, in each case on terms consistent with this Section 2.04(c) and the Extension Request.
(v)Notwithstanding anything herein to the contrary, (A) in the case of any Lender that is a Non-Extending Lender with respect to any Extension, (1) the Termination Date for such Lender shall remain as in effect prior to the effectiveness of such Extension, and the Commitment of such Lender shall terminate, the Advances made by such Lender to any Borrower hereunder shall mature and be payable by such Borrower, and all other amounts owing to such Lender hereunder shall be payable, in each case, on such Termination Date and (2) on such Termination Date, such Non-Extending Lender will have no further obligation to fund participations in any Letters of Credit and, without any further action on the part of any Issuing Lender, participations in each Letter of Credit outstanding on such Termination Date shall be redetermined based on the respective Pro Rata Shares of the Extending Lenders (determined after giving effect to the termination of the Commitments of the Non-Extending Lenders) and (B) the Termination Date, as such term is used in reference to any Issuing Lender or any Letters of Credit issued by such Issuing Lender, may not be extended without the prior written consent of such Issuing Lender, it being understood and agreed that, in the event any Issuing Lender shall not have consented to any Extension, (1) such Issuing Lender shall continue to have all the rights and obligations of an Issuing Lender hereunder through the Termination Date as in effect prior to the effectiveness of such Extension, and thereafter shall have no obligation to issue, amend or extend any Letter of

Credit (but shall, in each case, continue to be entitled to the benefits of Sections 2.10, 2.13, 2.17 and 9.04 as to the Letters of Credit issued prior to such time), and (2) the Borrowers shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Lender to be zero no later than such Termination Date.
SECTION 2.05. Repayment. Each Borrower shall repay to the Administrative Agent, for the account of each Lender, on the Termination Date for such Lender the aggregate principal amount of the Advances made by such Lender to such Borrower then outstanding.
SECTION 2.06. Interest on Advances
(a)Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender by such Borrower from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time, plus (y) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears on each Interest Payment Date and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Adjusted Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin in respect of Term SOFR Advances in effect from time to time, payable in arrears on each Interest Payment Date and on the date such Term SOFR Advance shall be Converted or Continued or paid in full.
(iii)EURIBOR Advances. During such periods as such Advance is a EURIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Adjusted EURIBO Rate for such Interest Period for such Advance plus (y) the Applicable Margin in respect of EURIBOR Advances in effect from time to time, payable in arrears on each Interest Payment Date and on the date such EURIBOR Advance shall be Converted or Continued or paid in full.
(iv)Daily Simple SOFR Advances. During such periods as such Advance is a Daily Simple SOFR Advance (if such Type of Advances is applicable pursuant to Section 2.07), a rate per annum equal at all times to the sum of (x) the Adjusted Daily Simple SOFR in effect from time to time plus (y) the Applicable Margin in respect of Daily Simple SOFR Advances in effect from time to time, payable in arrears on each Interest Payment Date and on the date such Daily Simple SOFR Advance shall be Converted or paid in full.
(b)Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require each Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender by such Borrower, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by such Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that, following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder upon demand.
SECTION 2.07. Alternate Rate of Interest. (a) Subject to Section 2.07(b), if:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR or the EURIBO Rate (including because the Relevant Screen Rate is not available or published on a current basis), as applicable, for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SOFR; or
(ii)the Administrative Agent is advised by the Required Lenders (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that the Adjusted Term SOFR or the EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Advances included in such Term Benchmark Borrowing for such Interest Period or (B) at any time, that the Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Advances included in any Daily Simple SOFR Borrowing;
then the Administrative Agent shall give notice thereof (which may be by telephone) to PPG and the Lenders as promptly as practicable thereafter and, until (x) the Administrative Agent notifies PPG and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Notice of Conversion/Continuation in accordance with Section 2.08 or a new Notice of Borrowing in accordance with Section 2.02, (A) in the case of Advances denominated in Dollars, any Notice of Conversion/Continuation that requests the Conversion of any Borrowing to, or Continuation of any Borrowing as, a Term Benchmark Borrowing for such Interest Period and any Notice of Borrowing that requests a Term Benchmark Borrowing for such Interest Period shall instead be deemed to be a Notice of Conversion/Continuation or a Notice of Borrowing, as applicable, for (x) a Daily Simple SOFR Borrowing for so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.07(a)(i) or 2.07(a)(ii) or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is also the subject of Section 2.07(a)(i) or 2.07(a)(ii) and (B) in the case of Advances denominated in Euro, any Notice of Conversion/Continuation that requests any Continuation of any Borrowing as a Term Benchmark Borrowing for such Interest Period and any Notice of Borrowing that requests a Term Benchmark Borrowing for such Interest Period shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Advance or Daily Simple SOFR Advance in any Agreed Currency is outstanding on the date of PPG’s receipt of the notice from the Administrative Agent referred to in this Section 2.07(a) with respect to the Relevant Rate applicable to such Term Benchmark Advance or Daily Simple SOFR Advance, then until (x) the Administrative Agent notifies PPG and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Notice of Conversion/Continuation in accordance with Section 2.08 or a new Notice of Borrowing in accordance with Section 2.02, (A) in the case of Advances denominated in Dollars, (1) any Term Benchmark Advance shall on the last day of the Interest Period applicable thereto Convert to, and shall constitute (x) a Daily Simple SOFR Advance for so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.07(a)(i) or 2.07(a)(ii) or (y) a Base Rate Advance if the Adjusted Daily Simple SOFR is also the subject of Section 2.07(a)(i) or 2.07(a)(ii) above and (2) any Daily Simple SOFR Advance shall on and from such day Convert to, and shall constitute, a Base Rate Advance and (B) in the case of Advances denominated in Euro, any Term Benchmark Advance shall, on the last day of the Interest Period applicable thereto, convert to, and shall constitute, a CBR Advance that bears interest at the Central Bank Rate plus the CBR Spread; provided that if the Administrative Agent determines at any time (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Central Bank Rate, as applicable, at the applicable Borrower’s election (exercised by written notice to the Administrative Agent), (x) such Advance shall Convert into a Base Rate Advance denominated in Dollars (in an aggregate principal amount equal to the Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable Advance) immediately or (y) such Advance shall be prepaid by the applicable Borrower on the day that such Borrower receives notice thereof from the Administrative Agent (it being understood that if no election is made by the applicable Borrower by such day, the applicable Borrower shall be deemed to have selected clause (x)). Interest on any CBR Advance shall be payable, and principal of any CBR Advance shall be payable or prepayable, in each case, as would be applicable to the Advance that was converted into such CBR Advance.

(b)(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.07(b)(iv) and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.07(b).
(iv)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR or EURIBO Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Upon PPG’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a borrowing of, Conversion to or Continuation of a Term Benchmark Borrowing of the applicable Type to be made, Converted or Continued and, failing that, (A) the applicable Borrower will be deemed to have converted any request for any such Term Benchmark Borrowing denominated in Dollars into a request for a borrowing of or Conversion to (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event or (B) any request for any such Term Benchmark Borrowing denominated in Euro shall be ineffective. Furthermore, if any Term Benchmark Advance in any Agreed Currency is outstanding on the date of PPG’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Advance, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.07(b), (A) in the case of Advances denominated in Dollars, any Term Benchmark Advance shall, on the last day of the Interest Period applicable thereto, Convert to, and shall constitute, (x) a Daily Simple SOFR Advance so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Advance if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (B) in the case of Advances denominated in Euro, any Term Benchmark Advance shall, on the last day of the Interest Period applicable thereto, Convert to, and shall constitute, a CBR Advance that bears interest at the Central Bank Rate plus the CBR Spread; provided that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, at the applicable Borrower’s election (exercised by written notice to the Administrative Agent), (x) such Advance shall Convert into a Base Rate Advance denominated in Dollars (in an aggregate principal amount equal to the Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable Advance) immediately or (y) such Advance shall be prepaid by the applicable Borrower on the day that such Borrower receives notice thereof from the Administrative Agent (it being understood that if no election is made by the applicable Borrower by such day, the applicable Borrower shall be deemed to have selected clause (x)). During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
SECTION 2.08. Conversion and Continuation of Advances. (a) Optional. Any Borrower may on any Business Day, by delivery to the Administrative Agent of a completed and executed Notice of Conversion/Continuation not later than the time that a Notice of Borrowing would be required under Section 2.02 if such Borrower were requesting a Borrowing of the Type resulting from such Conversion or Continuation, and subject to the provisions of Sections 2.07 and 2.11, Convert all or any portion of any Borrowing denominated in Dollars of one Type into a Borrowing of another Type available for Advances denominated in Dollars or to Continue all or any portion of any Term Benchmark Borrowing; provided, however, that any Conversion of Base Rate Advances into Term SOFR Advances shall be in an amount not less than the minimum amount specified in Section 2.01, and no Conversion or Continuation of any Term Benchmark Advances shall result in more separate Borrowings than permitted under Section 2.02(c). Each Notice of Conversion/Continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or Continuation (which shall be a Business Day), (ii) the Borrowing to be Converted or Continued and the Type of each resulting Borrowing, and (iii) if such Conversion or Continuation is into a Term Benchmark Borrowing, the duration of the initial Interest Period for such Borrowing. In the case of a partial Conversion or Continuation of any Borrowing, the portion so Converted or Continued shall be allocated ratably among the Lenders holding the Advances comprising such Borrowing, and the Advances comprising such portion shall be considered a separate Borrowing. Each Notice of Conversion/Continuation shall be irrevocable and binding on the Borrower giving such notice.
(b)Conversion upon Absence of Interest Period. If any Borrower shall fail to deliver a timely Notice of Conversion/Continuation with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein and subject to Section 2.07, at the end of such Interest Period (i) in the case of a Term SOFR Borrowing, such Borrowing shall automatically Convert into a Term SOFR Borrowing with an Interest Period of one month and (ii) in the case of a EURIBOR Borrowing, such Borrowing shall automatically be Continued as a EURIBOR Borrowing with an Interest Period of one month.

(c)Conversion upon Event of Default. Upon the occurrence and during the continuance of any Event of Default and if, other than in the case of an Event of Default under Section 6.01(h) or 6.01(i), the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as any Event of Default is continuing, (i) no outstanding Borrowing denominated in Dollars may be Converted to or Continued as a Term SOFR Borrowing, (ii) unless repaid, each outstanding Term SOFR Borrowing shall, at the end of the Interest Period applicable thereto, automatically Convert to a Base Rate Borrowing and (iii) no outstanding EURIBOR Borrowing may be Continued with an Interest Period of more than one month and, unless repaid and subject to Section 2.07, each EURIBOR Borrowing shall, at the end of the Interest Period applicable thereto, automatically Continue as a EURIBOR Borrowing with an Interest Period of one month.
SECTION 2.09. Prepayments of Advances.
(a)Optional. Any Borrower may, upon notice (i) not later than 12:00 p.m. (New York City time) at least three U.S. Government Securities Business Days prior to the date of such prepayment, in the case of Term SOFR Borrowings, (ii) not later than 11:00 a.m. (New York City time) at least three Business Days prior to the date of such prepayment, in the case of EURIBOR Borrowings, (iii) not later than 12:00 p.m. (New York City time) at least three U.S. Government Securities Business Days prior to the date of such prepayment, in the case of Daily Simple SOFR Borrowings and (iv) not later than 11:00 a.m. (New York City time) on the date of such prepayment, in the case of Base Rate Borrowings, to the Administrative Agent stating the Borrowing to be prepaid and the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid (and, if such notice is given, such Borrower shall, unless such notice is revoked as set forth below, make such prepayment); provided, however, that (x) each partial prepayment of any Borrowing shall be in an aggregate principal amount not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Term Benchmark Borrowing, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). Notwithstanding the foregoing, any such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied, provided that any revocation of a notice of prepayment shall not relieve the applicable Borrower of its obligations in respect thereof, if any, under Section 9.04(c).
(b)Mandatory. If, on any date, the Administrative Agent notifies the Borrowers that, on such date, the aggregate Revolving Credit Exposure exceeds the aggregate Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances in an aggregate amount sufficient to eliminate such excess, together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that (i) if the aggregate principal amount of the Advances (other than Term Benchmark Advances) outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of the Advances (other than Term Benchmark Advances) then outstanding shall be deferred until the last day of the next occurring Interest Period of the outstanding Term Benchmark Advances and (ii) if the aggregate principal amount of the Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the Borrowers shall, on the date of such required prepayment, deposit cash collateral in accordance with Section 2.17(k) in an aggregate amount equal to the amount of such deficiency.
SECTION 2.10. Increased Costs. (a) If, due to any Change in Law, there shall be any increase in the cost to any Lender or Issuing Lender of agreeing to make or making, funding or maintaining any Advance or participating in, issuing or maintaining any Letter of Credit (excluding, for purposes of this Section 2.10(a), any such increased costs resulting from (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes), then each Borrower shall from time to time, upon demand by such Lender or Issuing Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or Issuing Lender additional amounts sufficient to compensate such Lender or Issuing

Lender for such increased cost. A certificate as to the amount of such increased cost submitted to the Borrowers and the Administrative Agent by such Lender or Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.
(b)If any Lender or Issuing Lender determines that Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or Issuing Lender or any Person controlling such Lender or Issuing Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s or Issuing Lender’s commitment to lend, or to participate in, or issue or maintain any Letter of Credit, hereunder and other commitments of this type, then, upon demand by such Lender or Issuing Lender (with a copy of such demand to the Administrative Agent), each Borrower shall pay to the Administrative Agent for the account of such Lender or Issuing Lender, from time to time as specified by such Lender or Issuing Lender, additional amounts sufficient to compensate such Lender or Issuing Lender or such Person in the light of such circumstances, to the extent that such Lender or Issuing Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s or Issuing Lender’s commitment to lend, or to participate in, or issue or maintain any Letter of Credit hereunder. A certificate as to such amounts submitted to the Borrowers and the Administrative Agent by such Lender or Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement to the contrary, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Term Benchmark Advances or Daily Simple SOFR Advances or to fund or maintain Term Benchmark Advances or Daily Simple SOFR Advances hereunder, (a)(i) each such Advance denominated in Dollars will automatically, upon such demand, be Converted into a Base Rate Advance and (ii) each such Advance denominated in Euro will automatically, upon such demand, be exchanged into an Advance denominated in Dollars in a principal amount equal to the Dollar Equivalent thereof as of the date of exchange and be Converted into a Base Rate Advance, (b) the obligation of the Lenders to make Term Benchmark Advances or Daily Simple SOFR Advances, or to Convert Advances into Term SOFR Advances or Daily Simple SOFR Advances, as applicable, shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist and (c) if such notice asserts the illegality for such Lender or its Applicable Lending Office to make or maintain Base Rate Advances due to the interest rate thereon being determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on such Base Rate Advances shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.12. Payments and Computations. (a) The Borrowers shall make each payment hereunder, without counterclaim or set-off, (i) with respect to principal of, interest on, and other amounts relating to, Advances denominated in Dollars, reimbursement of LC Disbursements, any fees and any other amounts payable hereunder (other than principal of, interest on or other amounts relating to Advances denominated in Euro), not later than 1:00 p.m. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Agent’s Account by wire transfer in same day funds, and (ii) with respect to principal of, interest on, and other amounts relating to Advances denominated in Euro, not later than the Applicable Time specified by the Administrative Agent on the day when due in Euro to the Administrative Agent at the applicable Agent’s Account by wire transfer in same day funds; provided that (x) payments to be made directly to any Issuing Lender as expressly provided herein shall be so made directly and (y) payments pursuant to Sections 2.10, 2.13 and 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent will distribute, in like funds, any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.
(b)Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c)All computations of interest based on the Base Rate (when determined by reference to the Prime Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and all computations of commitment fees, participation fees and fronting fees pursuant to Section 2.03 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment fee, participation fee or fronting fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e)Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to any of the Lenders or the Issuing Lenders hereunder or under the other Loan Documents that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender or Issuing Lender on such due date an amount equal to the amount then due such Lender or Issuing Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or Issuing Lender, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or Issuing Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender or Issuing Lender until the date such Lender or Issuing Lender repays such amount to the Administrative Agent, at the Overnight Rate.
(f)To the extent that the Administrative Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any of the other Loan Documents in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders or the Issuing Lenders in accordance with the terms of this Section 2.12, the Administrative Agent shall be entitled to convert or exchange such funds into the required currencies, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.12; provided that each Borrower and each of the Lenders and Issuing Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower, such Lender or Issuing Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.12(f) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange unless such loss, cost or expense or such failure is the result of fraudulent acts or omissions, gross negligence or willful misconduct of the Administrative Agent, as determined by a court of competent jurisdiction in a final and non-appealable judgment; and provided, further, that each Borrower, jointly and severally with each other Borrower, agrees to indemnify the Administrative Agent, each Issuing Lender and each Lender, and hold the Administrative Agent, each Issuing Lender and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent, any Issuing Lender or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.12(f), except to the extent such losses, costs or expenses arose as a result of fraudulent acts or omissions, gross negligence or willful misconduct of the Administrative Agent, as determined by a court of competent jurisdiction in a final and non-appealable judgment.
SECTION 2.13. Taxes. (a) Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to PPG and the Administrative Agent, at the time or times reasonably requested by PPG or the Administrative Agent, such properly completed and executed documentation reasonably requested by PPG or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by PPG or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by PPG or the Administrative Agent as will enable PPG or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), 2.13(g)(ii)(B) and 2.13(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to PPG and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of PPG or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to PPG and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of PPG or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) an executed copy of a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to PPG and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of PPG or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit PPG or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to PPG and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by PPG or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by PPG or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify PPG and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any of its Advances or its participations in LC Disbursements in excess of its ratable share of payments on account of the principal of and interest on the Advances or participations in LC Disbursements obtained by all the Lenders, such Lender shall forthwith purchase (for cash at face value) from the other Lenders such participations in their Advances or their participations in LC Disbursements as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing

Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (in each case, for the avoidance of doubt, as in effect from time to time) (including Sections 2.04(c) and 2.18) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to PPG or any Affiliate thereof (as to which the provisions of this Section 2.14 shall apply). Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
SECTION 2.15. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Commitment of such Lender.
(b)The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from any Borrower hereunder and each Lender’s share thereof.
(c)Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of PPG and its Subsidiaries. The Letters of Credit shall be available (and each Borrower agrees that it shall use such Letters of Credit) for general corporate purposes of PPG and its Subsidiaries. Each Borrower agrees that it shall use the Letters of Credit and apply the proceeds of the Advances in compliance with all applicable laws.
SECTION 2.17. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, in addition to the Advances provided for in Section 2.01, each Borrower may request an Issuing Lender to issue, at any time and from time to time prior to the Original Termination Date (or, if such Issuing Lender shall have consented to the applicable Extension, the applicable Extended Termination Date), Letters of Credit denominated in Dollars for its own account in such form as is acceptable to the relevant Issuing Lender in its reasonable determination. Each Letter of Credit issued hereunder shall be in a minimum face amount of $1,000,000. Letters of Credit issued hereunder shall constitute utilization of the Commitments. Notwithstanding anything herein to the contrary, no Issuing Lender shall have any obligation hereunder to issue, amend or extend any Letter of Credit (i) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, amending or extending such Letter of Credit, or request that such Issuing Lender refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Lender shall prohibit the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Lender in good faith deems material to it or (iii) if the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally. A Letter of Credit issued by any Issuing Lender will only be, unless otherwise agreed by such Issuing Lender in its sole discretion, a standby Letter of Credit.
(b)Notice of Issuance, Amendment or Extension. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to Section 2.17(d))), the applicable Borrower shall deliver (at least three Business Days prior to the requested date of issuance, amendment or extension, as applicable) to the Issuing Lender that is selected by it a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.17(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the relevant Issuing Lender, the applicable Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)Limitations on Amounts. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the aggregate LC Exposure attributable to Letters of Credit issued by any one Issuing Lender shall not exceed $20,000,000; provided that any Issuing Lender may, but shall not be obligated to, increase or decrease its maximum LC Exposure upon request of PPG, (ii) the aggregate LC Exposure shall not exceed $300,000,000, (iii) the Revolving Credit Exposure of any Lender shall not exceed its Commitment and (iv) if at such time there are Commitments that will remain in effect after the occurrence of a Termination Date, the total LC Exposure attributable to Letters of Credit that have an expiry date after such Termination Date shall not exceed the aggregate amount of such Commitments.
If there is more than one Tranche in effect at any time and, on any Termination Date there are outstanding Letters of Credit, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to this Section 2.17) under (and ratably participated in by the Lenders pursuant to) the Commitments of the Tranche or Tranches that will remain in effect after the occurrence of such Termination Date (it being understood that the participations therein of the Lenders whose Commitments terminated on such Termination Date shall be correspondingly released) and, to the extent necessary, on such Termination Date each Borrower shall prepay pursuant to Section 2.09 outstanding Revolving Credit Advances made to it in an amount sufficient to permit the reallocation of the LC Exposure relating to such outstanding Letters of Credit contemplated hereby.
(d)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the latest Termination Date then in effect; provided that, in the event any Issuing Lender shall not have consented to an Extension, such Issuing Lender shall not be required to issue, amend or extend any Letter of Credit that expires after the close of business on the latest Termination Date as in effect immediately prior to the effectiveness of such Extension.
(e)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default or reduction or, except as expressly provided in this Agreement with respect to the release of Non-Extending Lenders on the Termination Date for such Non-Extending Lenders, termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or the termination of the Commitments.
In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the relevant Issuing Lender, such Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender (or promptly upon receiving the notice from the Administrative Agent referred to in Section 2.17(f)) at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be refunded to the applicable Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Advances made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders under this paragraph), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute an Advance and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.
(f)Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon (New York City time) on (i) the Business Day that the applicable Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m. (New York City time) or (ii) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 that such payment be financed with a Base Rate Advance in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Advance.
If the applicable Borrower fails to make such payment when due, the applicable Issuing Lender shall notify the Administrative Agent, whereupon the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Pro Rata Share thereof.
(g)Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.17(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or the termination of the Commitments and (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17(g), constitute a legal or equitable discharge of any Borrower’s obligations hereunder.
None of the Administrative Agent, the Lenders, the Issuing Lenders or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any such Borrower that are caused by such Issuing Lender’s fraudulent acts or omissions, gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment. The parties hereto expressly agree that:
(i)an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;
(ii)an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iii)this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
(h)Disbursement Procedures. The relevant Issuing Lender shall, within the time allowed by applicable law or the specific terms of a Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed by email) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.
(i)Interim Interest. If an Issuing Lender shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Advances and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.17(f), then

Section 2.06(b) shall apply. Interest accrued pursuant to this paragraph shall be for account of the relevant Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.17(f) to reimburse the relevant Issuing Lender shall be for account of such Lender to the extent of such payment.
(j)Replacement of an Issuing Lender. An Issuing Lender may be replaced at any time by written agreement between PPG, the Administrative Agent, such replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Lender. At the time any such replacement shall become effective, PPG shall pay all unpaid fees accrued for account of such replaced Issuing Lender pursuant to Section 2.03(c). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such successor or any previous Issuing Lender, or such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or amend or extend any existing Letter of Credit.
(k)Cash Collateralization. If an Event of Default shall occur and be continuing and the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Advances has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall immediately, ratably on the basis of the LC Exposure attributable to each Borrower, deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code. The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Sections 2.09(b) and 2.18. Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure and other obligations of the Borrowers under this Agreement and the other Loan Documents, and for this purpose the Borrowers hereby grant a security interest to the Administrative Agent for the benefit of the Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein. In furtherance of the foregoing, it is agreed that the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Advances has been accelerated (but subject to (x) the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure and (y) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived and the Administrative Agent shall have received a written notice from PPG to that effect. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers to the extent that, after giving effect to such return, the aggregate Revolving Credit Exposure would not exceed the aggregate Commitments and no Default shall have occurred and be continuing. If the

Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.18, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as promptly as practicable to the extent that, after giving effect to such return, no Issuing Lender shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.
(l)Existing Letters of Credit. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including Sections 2.17(e) and 2.17(f)) and the other Loan Documents, to be a Letter of Credit issued hereunder.
(m)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, any Subsidiary that is not a Borrower, or states that any Subsidiary that is not a Borrower is the “account party”, “applicant”, “customer”, “instructing party” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the applicable Borrower that requested the issuance of such Letter of Credit (i) shall reimburse, indemnify and compensate the applicable Issuing Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for the Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of the Subsidiaries.
(n)LC Exposure Determination. For all purposes of this Agreement, (i) unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time, and (ii) for all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the applicable Borrower and each Lender shall remain in full force and effect until the applicable Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
(o)Issuing Lender Reports to the Administrative Agent. Each Issuing Lender shall advise the Administrative Agent of the issuance, amendment or expiration of any Letter of Credit and of any payment thereunder with such frequency as shall be reasonably requested by the Administrative Agent, and each Issuing Lender shall also report to the Administrative Agent such other information with respect to Letters of Credit issued by such Issuing Lender as the Administrative Agent shall reasonably request.
SECTION 2.18. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)commitment fees pursuant to Section 2.03(a) shall cease to accrue on the Unused Commitment of such Defaulting Lender;

(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement or any other Loan Document; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender under this Agreement or any other Loan Document; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as PPG may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement or any other Loan Document, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and PPG, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders and the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.03 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or LC Disbursements owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with their respective Commitments without giving effect to clause (d) below; it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.01); provided that, except as otherwise provided in Section 9.01, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;
(d)if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)all or any part of the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.17(e)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the amount so to be allocated to any Non-Defaulting Lender does not exceed such Lender’s Unused Commitment;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the ratable benefit of the Issuing Lenders such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and other than any portion thereof referred to in the parenthetical in such clause (i)) in accordance with the procedures set forth in Section 2.17(k) for so long as such LC Exposure is outstanding;
(iii)if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of any Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.03(a) and Section 2.03(c) shall be adjusted to give effect to such reallocation; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all participation fees payable under Section 2.03(c) with respect to such Defaulting Lender’s LC Exposure shall be payable on a pro rata basis to each relevant Issuing Lender until and except to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)so long as such Lender is a Defaulting Lender, no Issuing Lender shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.18(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) such Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, an Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender shall have entered into arrangements with the Borrowers or such Lender satisfactory to such Issuing Lender to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, PPG and each Issuing Lender each reasonably determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Pro Rata Share. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (a) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender (and such Lender shall not be entitled to receive any commitment fees or participation fees that were not paid to it during the period it was a Defaulting Lender in accordance with the foregoing provisions), (b) all waivers, amendments and modifications effected without its consent in accordance with the provisions of this Section 2.18 and Section 9.01 during the period it was a Defaulting Lender shall be binding on it and (c) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender or Issuing Lender requests compensation under Section 2.10, or if any Borrower is required to pay any additional amount to any Lender, any Issuing Lender or any Governmental Authority for the account of any Lender or Issuing Lender pursuant to Section 2.13, then such Lender or Issuing Lender shall (at the request of PPG) use reasonable efforts to designate a different lending office for funding or booking its

Advances or issuing its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.13, as the case may be, in the future and (ii) would not subject such Lender or Issuing Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. PPG hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Lender in connection with any such designation or assignment.
(b)If (i) any Lender requests compensation under Section 2.10, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender provides a notice under Section 2.11, (v) any Lender fails to consent to any amendment, waiver or consent which requires the consent of all of the Lenders (or all the affected Lenders) and which has been consented to by the Required Lenders or (vi) any Lender becomes a Non-Extending Lender, then PPG may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.07), all its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee (x) may be another Lender, if such Lender accepts such assignment, and (y) shall be an Eligible Assignee); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (B) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments and (C) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver or consent can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling PPG to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19(b), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment and delegation (provided that the failure of any Lender replaced pursuant to this Section 2.19(b) to execute an Assignment and Assumption shall not render such assignment and delegation invalid) and such assignment and delegation shall be recorded in the Register. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s sole discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.19(b).

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. The amendment and restatement of the Existing Credit Agreement to be in the form of this Agreement and the agreement of the Lenders to make Advances and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the following conditions precedent have been satisfied:
(a)The Administrative Agent shall have executed a counterpart of this Agreement and shall have received from each other party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.10(b), may include any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).

(b)PPG shall have paid all accrued fees and expenses of the Administrative Agent, the Issuing Lenders, the Lenders and the Arrangers (including the accrued fees and expenses of counsel to the Administrative Agent) payable on or prior to the Effective Date to the extent and as previously agreed in writing.
(c)On the Effective Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of PPG, dated the Effective Date, stating that:
(i)the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date; and
(ii)no Default has occurred and is continuing as of the Effective Date.
(d)To the extent requested by any Lender at least five Business Days prior to the Effective Date, the Administrative Agent shall have received, for the account of such Lender, a Note.
(e)The Administrative Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent:
(i)a certificate of an authorized officer of PPG (A) attaching certified copies of the resolutions of the Executive Committee of PPG approving this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents, (B) attaching a certified copy of PPG’s articles of incorporation and bylaws, (C) attaching a good standing certificate as of a recent date from the Secretary of the Commonwealth Pennsylvania and (D) certifying the names and true signatures of the officers of PPG authorized to sign this Agreement and the other Loan Documents and the other documents to be delivered hereunder or thereunder; and
(ii)favorable opinions of K&L Gates LLP, counsel for PPG.
(f)The Administrative Agent, the Arrangers and the Lenders shall have received, at least three Business Days prior to the Effective Date, all documentation and other information about the Borrowers as shall have been reasonably requested by the Administrative Agent, the Arrangers or the Lenders that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
(g)To the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to such Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification at least five days prior to the Effective Date.
(h)Any outstanding principal, accrued interest, accrued commitment fees and letter of credit fees and other amounts owing under the Existing Credit Agreement shall have been paid in full, and all commitments thereunder shall have been terminated, in each case, as of the Effective Date (which such payment in full may be made with the proceeds of Advances made pursuant to this Agreement). The Existing Lenders hereby waive any requirement to deliver prior notice of any prepayment or termination of commitments under the Existing Credit Agreement.
The Administrative Agent shall promptly notify the Lenders and PPG in writing of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.
SECTION 3.02. Conditions Precedent to the Initial Credit Extension to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary, and of the Issuing Lenders to initially issue any Letter of Credit for the account of each Designated Subsidiary, following its designation as a Borrower hereunder pursuant to Section 9.14, is subject to the prior or simultaneous occurrence of the Effective Date and the satisfaction of the following conditions precedent:
(a)the Administrative Agent shall have received before the date of such initial Advance, or such initial issuance of a Letter of Credit, of each of the following, in form and substance reasonably satisfactory to the Administrative Agent:
(i)the Designation Letter of such Designated Subsidiary, executed by such Designated Subsidiary and PPG;
(ii)a certificate of the Secretary or an Assistant Secretary (or person performing similar functions) of such Designated Subsidiary (A) attaching certified copies of the appropriate resolutions of the board of directors (or persons performing similar functions) of such Designated Subsidiary approving this Agreement and its Notes, and all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to this Agreement and its Notes (copies of which shall be attached thereto), (B) attaching a certified copy of the charter or articles (or other similar organizational document) and the by-laws (or the equivalent thereof) of such Designated Subsidiary, (C) attaching a good standing certificate of recent date from the Secretary of State (or other appropriate Governmental Authority) of the jurisdiction of organization of such Designated Subsidiary and (D) certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Letter of such Designated Subsidiary and its Notes and the other documents to be delivered by such Designated Subsidiary hereunder;
(iii)a certificate signed by a duly authorized officer of such Designated Subsidiary, certifying that such Designated Subsidiary has obtained all authorizations, consents, approvals (including, without limitation, exchange control approvals) and licenses of any Governmental Authority or other third party necessary for such Designated Subsidiary to execute and deliver its Designation Letter and its Notes and to perform its obligations under this Agreement or any of its Notes; and
(iv)a favorable opinion of counsel for such Designated Subsidiary reasonably acceptable to the Administrative Agent, dated the date of such Borrowing, in substantially the form of Exhibit G hereto (subject to the assumptions, qualifications and limitations customary for legal opinions in the jurisdiction for which such opinion is delivered), and addressing such other matters as any Lender through the Administrative Agent may reasonably request.
(b)The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the making of an initial Advance to, or the initial issuance of any Letter of Credit for the account of, such Designated Subsidiary, all documentation and other information about such Designated Subsidiary as shall have been reasonably requested by the Administrative Agent or the Lenders that they have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
SECTION 3.03. Conditions Precedent to Each Borrowing or Letter of Credit Issuance. The obligation of each Lender to make an Advance on the occasion of each Borrowing, and the obligation of the Issuing Lenders to issue, amend or extend any Letter of Credit, shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, the following statements shall be true (and the acceptance by any Borrower of the proceeds of such Borrowing and each issuance, amendment or extension of a Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, such statements are true):

(a)the representations and warranties contained in Section 4.01 (except the representations and warranties set forth in subsection (h)(i) thereof and in subsection (l) thereof) (and, if such Borrowing or such issuance, amendment or extension of a Letter of Credit, as the case may be, shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter, other than the representations and warranties set forth in paragraph 6(i) of such Designation Letter) are correct on and as of such date, before and after giving effect to such Borrowing or such issuance, amendment or extension of a Letter of Credit, as the case may be, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and
(b)no Default has occurred and is continuing, or would result from such Borrowing or such issuance, amendment or extension or renewal of a Letter of Credit, as the case may be, or from the application of the proceeds therefrom.
SECTION 3.04. Determinations under Article III. For purposes of determining compliance with the conditions specified in Section 3.01 or 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date or the date referred to in Section 3.02, as applicable, specifying such Lender’s objection thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of PPG. PPG represents and warrants as follows:
(a)It is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate power and authority to own its properties and to carry on the business in which it is engaged; and it is duly qualified to transact the business in which it is engaged and is in good standing (to the extent such concept is recognized) in those jurisdictions in which the real or personal property owned or leased or the business conducted by it are material to its operations, except where failure to so qualify would not have a Material Adverse Effect.
(b)It has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party and to obtain the Borrowings and Letters of Credit provided for herein or therein; and all such action has been duly authorized by all necessary corporate proceedings on its part.
(c)The audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows contained in PPG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of PPG and its Consolidated Subsidiaries as of December 31, 2022 and 2021 and the results of operations and cash flows of PPG and its Consolidated Subsidiaries for each of the three fiscal years ending on December 31, 2022, 2021 and 2020. The unaudited consolidated balance sheet and related consolidated statement of income contained in PPG’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, have been prepared in accordance with GAAP applicable to interim unaudited financial statements and, except for changes resulting from audit and normal year-end adjustments and for the absence of footnotes and other information required to be included only in audited financial statements prepared in accordance with GAAP, present fairly, in all material respects, the financial position of PPG and its Consolidated Subsidiaries as of June 30, 2023 and the results of operations of PPG and its Consolidated Subsidiaries for the fiscal quarter and the six-months period then ended.

(d)Neither the execution and delivery of this Agreement or any of the other Loan Documents to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will violate or result in a breach of (i) any of the terms, conditions or provisions of the articles of incorporation or bylaws of PPG; (ii) any order, writ, injunction or decree of any court or any law or regulation of the Federal government, the State of New York, the Commonwealth of Pennsylvania or any state in which the real or personal property owned or leased or the business conducted by PPG or any of its Subsidiaries is material to their respective operations; (iii) any agreement or instrument to which PPG or any of its Subsidiaries is a party or by which it is bound, the violation or breach of which would have a Material Adverse Effect or would constitute a default thereunder which default would have a Material Adverse Effect; or (iv) any agreement or instrument to which PPG or any of its Subsidiaries is a party or by which it is bound which would result in the creation or imposition of any Lien upon any of the property of PPG or any of its Subsidiaries, which Lien would have a Material Adverse Effect.
(e)This Agreement and each of the other Loan Documents to which it is a party have been duly and validly executed and delivered by PPG and constitute legal, valid and binding obligations of PPG enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights.
(f)Each of PPG and its Subsidiaries has fulfilled its obligations under ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except for such failures or non-compliance as would not have a Material Adverse Effect. No Reportable Event has occurred and is continuing with respect to any Plan, except for such Reportable Events as would not have a Material Adverse Effect. Neither PPG nor any of its Subsidiaries has incurred any liability to PBGC or under ERISA and the Internal Revenue Code with respect to any Plan, except for premiums not yet due and payable or liabilities as would not have a Material Adverse Effect.
(g)No authorization, consent, approval, license or other action by, and no registration or filing with, any Governmental Authority is necessary in connection with the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions herein or therein contemplated or the performance of or compliance with the terms and conditions hereof and thereof, except for such authorizations, consents, approvals, licenses or other actions by, and such registrations or filings with, such Governmental Authorities as have been or will be timely made or obtained.
(h)There is no threatened or, to the knowledge of PPG, pending proceeding by or before any court, Governmental Authority or arbitrator against or affecting PPG or any of its Subsidiaries which (i) except for the Disclosed Matters, if adversely decided, would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.
(i)No part of the Advance or proceeds of any Letter of Credit will be utilized for the purpose of enabling any Borrower to purchase or carry any Margin Stock, and neither PPG nor any Subsidiary is in the business of extending credit to others for such purpose.
(j)(i) PPG and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their respective material properties and assets, except for minor defects in title that do not materially interfere with the ability to conduct their respective businesses as currently conducted or to utilize such properties and assets for their intended purposes.
(ii)PPG and its Subsidiaries have complied with all obligations under all material leases to which any of them is a party and all such leases are in full force and effect, except where failure to so comply or be in effect would not have a Material Adverse Effect. PPG and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases, except where the lack of such peaceful and undisturbed possession would not have a Material Adverse Effect.

(iii)PPG and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate their respective properties and to carry on their respective business as presently conducted and as presently planned to be conducted, without conflict with the rights of others in any manner that would have a Material Adverse Effect.
(k)No statement made by PPG in any certificate, report or document furnished by or on behalf of PPG under or in connection with this Agreement or any of the other Loan Documents is false or misleading in any material respect and no such certificate, report or document omits to state a material fact necessary to make the statements contained therein not misleading. No financial statement contained in any filing by PPG with the United States Securities and Exchange Commission when filed is false or misleading in any material respect or omits to state a material fact necessary to make the statements contained therein not misleading.
(l)Since December 31, 2022, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of PPG and its Subsidiaries taken as a whole.
(m)PPG and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by any of them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by PPG or any of its Subsidiaries except for any taxes or assessments that PPG or any of its Subsidiaries is contesting in good faith. The charges, accruals and reserves on the books of PPG or any of its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of PPG, adequate.
(n)PPG and its Subsidiaries are in compliance in all material respects with, and are not subject to any claims or liabilities under, any and all laws and regulations relating to the protection of the environment or the exposure to hazardous materials, in each case except for matters that, either singly or in the aggregate, would not have a Material Adverse Effect.
(o)No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(p)Other than Liens permitted pursuant to Section 5.02(c) and Liens which would not result in a Material Adverse Effect, no Lien exists over all or any of the present or future revenues or assets of PPG or any of its Subsidiaries.
(q)Each Borrower (other than PPG) is a Wholly-owned Subsidiary of PPG.
(r)Each Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Borrower, its Subsidiaries and their respective directors and executive officers and, to the knowledge of such Borrower, any other officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that would constitute or give rise to a violation of applicable Sanctions. None of any Borrower, any of its Subsidiaries or any of their respective directors or executive officers or, to the knowledge of any Borrower, any other officers, employees or any agents acting on behalf of any Borrower or any of its Subsidiaries in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.
(s)As of the Effective Date, to the best knowledge of PPG, to the extent that a Beneficial Ownership Certification was provided on or prior to the Effective Date to any Lender in connection with this Agreement, the information included in such Beneficial Ownership Certification is true and correct in all respects.
(t)No Borrower is a Covered Entity or an Affected Financial Institution.
As used in this Section 4.01, “material” shall mean material in the context of the financial condition of PPG and its Consolidated Subsidiaries, taken as a whole.

ARTICLE V
COVENANTS OF THE BORROWERS

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding or any LC Disbursements shall remain unreimbursed, PPG agrees that:
(a)Reports, Financial Statements and Other Information. (i)  PPG will file or cause to be filed with the United States Securities and Exchange Commission in compliance with the requirements thereof each Current Report on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-K required to be filed by PPG; provided that if PPG shall not be required to file with the United States Securities and Exchange Commission a Quarterly Report on Form 10-Q for any fiscal quarter of PPG or an Annual Report on Form 10-K for any fiscal year of PPG, PPG shall furnish, not later than the latest time by which such Quarterly Report or such Annual Report would have been required to be filed with the United States Securities and Exchange Commission had PPG been subject to such filing requirements, to the Administrative Agent for distribution to the Lenders the Consolidated financial statements of PPG and its Consolidated Subsidiaries for such fiscal quarter and the portion of the fiscal year then ended or for such fiscal year, as the case may be, that would have been required to be included in such Quarterly Report or such Annual Report had PPG been subject to such filing requirements (in the case of any such Consolidated financial statements for any fiscal year, which Consolidated financial statements shall be audited by an independent registered public accounting firm of recognized national standing and shall be accompanied by an audit report thereon of such firm without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); (ii) concurrently with the filing of any Quarterly Report on Form 10-Q or Annual Report on Form 10-K or the delivery of financial statements under clause (i) above, PPG will deliver to the Administrative Agent for distribution to the Lenders a certificate of a financial officer of PPG (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) setting forth reasonably detailed calculations demonstrating compliance with Section 5.02(b); (iii) PPG will promptly furnish to the Administrative Agent such information respecting the financial condition and affairs of PPG and its Subsidiaries or such documentation and other information as may be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, in each case, as the Administrative Agent or any Lender through the Administrative Agent may reasonably require; and (iv) promptly after the commencement thereof, PPG will furnish to the Administrative Agent for distribution to the Lenders notice of all actions and proceedings before any court, Governmental Authority or arbitrator affecting PPG or any of its Subsidiaries of the type described in Section 4.01(h), provided that PPG shall have no obligation to furnish the notice referred to in this clause (iv) with respect to such actions or proceedings referred to in Section 4.01(h)(i) which are not reasonably likely to be adversely decided.
(b)Notice of Default. Within five days after any officer of PPG obtains knowledge of any Default or Event of Default, PPG will provide to the Administrative Agent for distribution to the Lenders a certificate of an authorized officer of PPG setting forth the details thereof and the action which PPG is taking or proposes to take with respect thereto.
(c)Maintenance of Properties. PPG will maintain and keep, and will cause its Subsidiaries to maintain and keep, their respective properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of PPG are necessary and in the interests of PPG or such Subsidiary; provided, however, subject to Section 5.02(d), that nothing in this Section 5.01(c) shall prevent PPG or any Subsidiary thereof from selling, abandoning or otherwise disposing of any of its respective businesses from time to time if, in the judgment of PPG or such Subsidiary, such sale, abandonment or disposition is advisable.
(d)Existence; Business and Properties. PPG will do or cause to be done and, except in the case of any of its Subsidiaries where the failure to do so would not have a Material Adverse Effect, will cause each of its Subsidiaries to do or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization, and do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its board of directors shall determine in its judgment.
(e)Compliance with Laws, Etc. PPG will comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with applicable tax laws, ERISA and environmental laws.
(f)Maintenance of Insurance. PPG will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which PPG or such Subsidiary operates; provided, however, that PPG and its Subsidiaries may self-insure to the extent consistent with prudent business practice as reasonably determined by PPG and such Subsidiary.
(g)Anti-Corruption Laws and Sanctions. Each Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(h)Beneficial Ownership Certification. To the extent that any Borrower has provided a Beneficial Ownership Certification to any Lender pursuant to this Agreement, if at any time the information included in such Beneficial Ownership Certification is not true and correct in all respects (due to a change in the beneficial ownership of such Borrower or otherwise) such Borrower shall promptly notify the Administrative Agent and shall promptly provide an updated Beneficial Ownership Certification to the Administrative Agent.
SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding or any LC Disbursement shall remain unreimbursed, PPG agrees that:
(a)Sale of Assets, Consolidation, Merger, etc. PPG will not, and will not permit any of its Restricted Subsidiaries to, (i) sell, transfer, lease or otherwise dispose of all or substantially all of the assets, business or property of (A) PPG or (B) PPG and its Restricted Subsidiaries on a Consolidated basis; or (ii) enter into any merger or consolidation, unless PPG or such Restricted Subsidiary shall be the surviving entity; provided that (A) any Restricted Subsidiary may merge or consolidate with or into PPG or any other Restricted Subsidiary, provided that if (x) if PPG is a party to any such merger or consolidation, PPG shall be the surviving entity and (y) if any Restricted Subsidiary party to such merger or consolidation is a Borrower, such Restricted Subsidiary shall be the surviving entity, (B) any acquisition may be effected through the merger or consolidation of one or more of the Restricted Subsidiaries with another Person (other than PPG) in which the surviving entity is a Restricted Subsidiary, provided that if any Restricted Subsidiary party to such merger or consolidation is a Borrower, such Restricted Subsidiary shall be the surviving entity, and (C) any sale, transfer or other disposition that is otherwise permitted by this Agreement may be effected through the merger or consolidation of one or more Restricted Subsidiaries (other than a Borrower) with another Person (other than PPG) in which the surviving entity is not a Subsidiary of PPG.
(b)Financial Undertaking. PPG will not permit the ratio of Total Indebtedness to Total Capitalization to exceed 60% at any time; provided that for any fiscal quarter in which PPG or any of its Subsidiaries has made an acquisition for consideration in excess of $1,000,000,000 and for the five fiscal quarters thereafter, PPG will not permit the ratio of Total Indebtedness to Total Capitalization to exceed 65% at any time.
(c)Secured Debt. PPG will not, and will not permit any of its Restricted Subsidiaries to, issue, assume, guarantee, create or incur any Secured Debt without effectively providing that the Advances (together with, if PPG shall so determine, any other Indebtedness of PPG or such Restricted Subsidiary then existing or thereafter created ranking equally with the Advances, including Guarantees of Indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt so long as such Secured Debt shall be so secured, except that this Section 5.02(c) shall not apply to Secured Debt secured by:
(i)Liens on property of any Person existing at the time such Person becomes a Subsidiary and not created in connection therewith;
(ii)Liens on property existing at the time of acquisition thereof by PPG or any Restricted Subsidiary and not created in connection therewith or to secure the payment of all or any part of the purchase price thereof or to secure any Indebtedness incurred prior to, at the time of or within 90 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof;
(iii)Liens on particular property to secure Indebtedness incurred in financing all or any part of the cost of exploration or development of such property, or to secure all or any part of the cost of improvements to such property which is, in the opinion of the board of directors of PPG, substantially unimproved, or to secure any Indebtedness incurred to provide funds for such purpose;
(iv)Liens on property in favor of the United States of America or any State thereof, or any other country, or any political subdivision of any of the foregoing, to secure payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;
(v)Liens which secure Indebtedness owing to PPG or a Wholly-owned Restricted Subsidiary by a Subsidiary of PPG; and
(vi)any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (iv), inclusive, or of any Indebtedness secured thereby; provided that such extension, renewal or replacement mortgage shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property).
Notwithstanding the foregoing provisions of this Section 5.02(c), PPG and any one or more Restricted Subsidiaries may, without equally and ratably securing the Advances, issue, assume, guarantee, create or incur Secured Debt which would otherwise be subject to the foregoing restrictions if, after giving effect to the Secured Debt to be issued, assumed, guaranteed, created or incurred, the sum of (a) the aggregate amount of all such Secured Debt of PPG and its Restricted Subsidiaries (not including Secured Debt permitted under clauses (i) through (vi) above) and (b) the aggregate value of the Sale and Leaseback Transactions (as defined in Section 5.02(d)) in existence at such time (except Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 5.02(d)(i)(B)) does not exceed 5% of the Shareholders’ Interest.
(d)Limitation on Sales and Leasebacks and Transfers of Assets to Unrestricted Subsidiaries.
(i)PPG will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to PPG or such Restricted Subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by PPG or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such real property (herein referred to as a “Sale and Leaseback Transaction”) unless either:
(A)PPG or such Restricted Subsidiary could create Secured Debt secured by a Lien, in accordance with Section 5.02(c), on the real property to be leased, in an amount equal to the value (as hereinafter defined) of such Sale and Leaseback Transaction, without equally and ratably securing the Advances, or
(B)PPG applies (and in any case PPG covenants that it will apply) within 120 days after such Sale and Leaseback Transaction, regardless of whether such Sale and Leaseback Transaction may have been made by PPG or by a Restricted Subsidiary, an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of PPG) to the retirement of Funded Debt of PPG; provided that the amount to be applied to the retirement of Funded Debt of PPG shall be reduced by
(1)the principal amount of any Advances outstanding on the date of such Sale and Leaseback Transaction repaid by PPG within 120 days after such Sale and Leaseback Transaction (provided that PPG gives notice pursuant to Section 2.04 of the termination of an aggregate amount of the Commitments of the Lenders equal to the Advances so repaid), and
(2)the principal amount of Funded Debt, other than Advances, voluntarily retired by PPG within 120 days after such Sale and Leaseback Transaction;
provided that no repayment or retirement referred to in this clause (B) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.
For purposes of this Section 5.02(d) and Section 5.02(c), the term “value” shall mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of PPG), divided first by the number of full years in the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.
(ii)PPG will not, and will not permit any of its Restricted Subsidiaries to, transfer any assets which, in the reasonable opinion of the board of directors of PPG, constitute a major manufacturing or research property, plant or facility of PPG and its Restricted Subsidiaries, taken as a whole, to any Unrestricted Subsidiary.
(e)Margin Stock. PPG will not, and will not permit any of its Restricted Subsidiaries to, purchase or hold any Margin Stock if more than 25% of the value of its assets (as defined in said Regulation U) is or would be represented by Margin Stock.
(f)Accounting Changes. PPG will not, and will not permit any of its Subsidiaries to, make or permit any change in accounting policies or reporting practices, except as required or permitted by United States or applicable foreign generally accepted accounting principles or by the United States Securities and Exchange Commission or the Public Company Accounting Oversight Board or any similar foreign governmental agency or instrumentality.
(g)Change in Nature of Business. PPG will not, and will not permit any of its Subsidiaries to, change the primary nature of its business from the business conducted by them as of the Effective Date and other activities reasonably incidental thereto.
(h)Anti-Corruption and Sanctions Laws. No Borrower will request any Advance or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any other manner that would constitute or give rise to a violation of any Sanctions by any party hereto.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)(i) PPG shall default (whether as direct obligor or guarantor) in the payment of principal of any Advance or any reimbursement obligation in respect of any LC Disbursement when due; or (ii) PPG shall default (whether as direct obligor or guarantor) in the payment of any interest, fee or any other amount payable under this Agreement or under any other Loan Document and, in the case of this clause (ii), such default shall have continued for a period of five (5) Business Days thereafter;
(b)PPG shall default (whether as direct obligor or guarantor) (i) in any payment of principal of or interest on any other obligation for borrowed money in excess of $50,000,000 in unpaid principal amount beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any agreement under which any such other obligation for borrowed money in excess of $50,000,000 is created and shall not have cured such default within any period of grace provided by such agreement, if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;
(c)any representation or warranty made in this Agreement or any other Loan Document by PPG or any other Borrower, or any certificate furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished;
(d)PPG shall default in the performance of any covenant contained in Section 5.01(b), Section 5.01(d) (as to be legal existence of any Borrower) or Section 5.02 hereof;
(e)PPG or any other Borrower shall default in the performance of any other covenant, term, condition or provision of this Agreement or any other Loan Document and such default shall not be remedied for a period of thirty (30) days after written notice thereof to PPG from the Administrative Agent at the request of any Lender or Issuing Lender;
(f)a final judgment or order for the payment of money in excess of $50,000,000 shall be rendered by a court of record against PPG and such judgment or order shall not be appealable and shall continue unsatisfied and unstayed for a period of thirty (30) days;
(g)any of the following shall have occurred: (i) any Person or group of Persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of PPG (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) (such acquisition of beneficial ownership being referred to as a “Change of Control Event”); provided that (x) so long as any Indebtedness shall be outstanding under any of the Existing Term Credit Agreements, if such Change of Control Event shall not constitute an Event of Default under, and as defined in, such Existing Term Credit Agreement solely as a result of such Change of Control Event having been approved by a majority of the Incumbent Board (as defined below), then such Change of Control Event shall not constitute an Event of Default under this clause (g)(i) if such Change of Control Event is approved by a majority of the Incumbent Board and (y) if no Indebtedness shall be outstanding under any of the Existing Term Credit Agreements, such Change of Control Event shall constitute an Event of Default only if a Rating Event shall occur with respect to such Change of Control Event; (ii)

individuals who, as of the date of this Agreement, were directors of PPG, together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office (such directors together herein called the “Incumbent Board”), cease to constitute a majority of the board of directors of PPG; or (iii) PPG shall cease to own, directly or indirectly, 100% of the Voting Stock of any other Borrower;
(h)a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding;
(i)PPG shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of PPG or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or
(j)PPG shall fail to meet its minimum funding requirements under ERISA with respect to any Plan or if any Plan shall be terminated by act of the PBGC or a trustee shall be appointed for any Plan, except when such failure is of an amount which is not material to the financial condition of PPG or such termination or appointment would not result in the imposition on PPG of material liability, or when such failure is the result of contesting such minimum funding requirements in good faith and PPG has established on its books any reserve which is required by GAAP with respect thereto;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.
ARTICLE VII
GUARANTY

SECTION 7.01. Guaranty. PPG hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and each of the other Loan Documents to which such Borrower is a party (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, PPG’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower to the Administrative Agent or any

Lender or Issuing Lender under or in respect of this Agreement and each of the other Loan Documents to which such other Borrower is a party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower. The obligations of PPG under this Section 7.01 constitute a guaranty of payment and not of collection.
SECTION 7.02. Guaranty Absolute. PPG guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other applicable Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender or Issuing Lender with respect thereto. The obligations of PPG under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the applicable other Loan Documents, and a separate action or actions may be brought and prosecuted against PPG to enforce this Guaranty, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The liability of PPG under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and PPG hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)any lack of validity or enforceability of this Agreement, any other Loan Document or any agreement or instrument relating thereto;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement or any of the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any of the other Loan Documents, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;
(c)any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or any of the other Loan Documents or any other assets of any Borrower or any of its Subsidiaries;
(e)any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;
(f)any failure of the Administrative Agent or any Lender or Issuing Lender to disclose to any Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to the Administrative Agent or such Lender or Issuing Lender (PPG waiving any duty on the part of the Administrative Agent, the Lenders and the Issuing Lenders to disclose such information);
(g)the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations;
(h)the enactment of any exchange controls in the jurisdiction of any Designated Subsidiary or any Governmental Authority thereof, or the occurrence of any adverse political or economic development in the jurisdiction of any Designated Subsidiary; or
(i)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender or Issuing Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or Issuing Lender or any other Person upon the insolvency, bankruptcy or reorganization of any other Borrower or otherwise, all as though such payment had not been made.
SECTION 7.03. Waivers and Acknowledgments. (a) PPG hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender or any Issuing Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.
(a)PPG hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(b)PPG hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender or any Issuing Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of PPG or other rights of PPG to proceed against any of the other Borrowers, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of PPG hereunder.
(c)PPG hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender or any Issuing Lender to disclose to PPG any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender or such Issuing Lender.
(d)PPG hereby unconditionally and irrevocably waives any defense arising by reason of any law, regulation, decree or order of any jurisdiction, or any other event, affecting any of the Guaranteed Obligations or any Credit Party’s rights with respect thereto, including (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a non-Dollar currency for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such jurisdiction or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or their use or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement).
(e)PPG acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
SECTION 7.04. Subrogation. PPG hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other guarantor that arise from the existence, payment, performance or enforcement of PPG’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender or any Issuing Lender against any Borrower or any other guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and all the Commitments shall have expired or been terminated. If any amount shall be paid to PPG in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and all the Commitments having expired or been terminated, such amount shall be received and held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, shall be segregated from other property and funds of PPG and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) PPG shall make payment to the Administrative Agent or any Lender or any Issuing Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) all the Commitments shall have expired or been terminated, the Administrative Agent, the Issuing Lenders and the Lenders will, at PPG’s request and expense, execute and deliver to PPG appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to PPG of an interest in the Guaranteed Obligations resulting from such payment made by PPG pursuant to this Guaranty.
SECTION 7.05. Subordination. PPG hereby subordinates any and all debts, liabilities and other obligations owed to PPG by each other Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:
(a)Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), PPG may receive regularly scheduled payments from any other Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), however, unless the Required Lenders otherwise agree, PPG shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
(b)Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Borrower, PPG agrees that the Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before PPG receives payment of any Subordinated Obligations.
(c)Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), PPG shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent, the Issuing Lenders and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of PPG under the other provisions of this Guaranty.
(d)Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of PPG, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require PPG (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the expiration or termination of all the Commitments, (b) be binding upon PPG, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent, the Issuing Lenders and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent, any Issuing Lender or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent, such Issuing Lender or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.
ARTICLE VIII
THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Action. (a) Each of the Lenders and Issuing Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under this Agreement and the other Loan Documents and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders and Issuing Lenders hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)As to any matters not expressly provided for by this Agreement and in the other Loan Documents (including, without limitation, enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, pursuant to the terms of the Loan Documents), and such instructions shall be binding upon all the Lenders and Issuing Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, pursuant to the terms of the Loan Documents) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to PPG or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Loan Documents or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); and each Lender and Issuing Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby; and
(ii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender or Issuing Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(d)In case of the pendency of any proceeding with respect to any Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Advance or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, LC Disbursements and all other obligations of the Borrowers under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 2.10, 2.13 and 9.04) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or Issuing Lenders to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.04). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrowers under the Loan Documents or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.
SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability. (a) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents (i) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (ii) in the absence of its or their own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment).
(b)The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by PPG, a Lender or an Issuing Lender. Further, the Administrative Agent (i) may treat the Lender that made any Advance as the holder of the Indebtedness resulting therefrom until the Administrative Agent receives and accepts an Assignment and Assumption entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for, or have any duty to ascertain or inquire into, any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any of the other Loan Documents or the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (iv) shall not be responsible to any Lender or Issuing Lender for, or have any duty to ascertain or inquire into, the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by e-mailed .pdf or any other electronic means that reproduces an image of an actual executed signature page; and (v) shall not be responsible to any Lender or Issuing Lender for, or have any duty to ascertain or inquire into, the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by any Lender or any Issuing Lender as a result of (A) any determination that any Lender is a Defaulting Lender, or the effective date of such status (it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender), (B) any determination of the aggregate Revolving Credit Exposure or the component amounts thereof, (C) any determination of the Exchange Rate or the Dollar Equivalent and (D) any determination of the Central Bank Rate or the Central Bank Rate Adjustment.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any Note as its holder until such promissory note has been assigned in accordance with Section 9.07, (ii) may rely on the Register to the extent set forth in Section 9.07, (iii) may consult with legal counsel (including counsel to any Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) in determining compliance with any condition hereunder to the effectiveness of this Agreement or the making of an Advance, or the issuance, amendment or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the occurrence of the Effective Date or the making of such Advance or the issuance, amendment or extension of such Letter of Credit and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, request, consent, certificate or other instrument or writing (which writing may be an email, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or maker thereof) and may act upon such statement made to it orally or by telephone prior to receipt of a written confirmation thereof.

SECTION 8.03. Administrative Agent Individually. With respect to its Commitment, the Advances made by it, the Note issued to it and Letters of Credit issued by it or its Affiliates, the Person servicing as the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender or Issuing Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender”, “Lenders”, “Issuing Lender” and Issuing Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as trustee under indentures of, act as the financial advisor of or accept other investment banking engagements from and generally engage in any kind of business with, PPG, any of its Subsidiaries or other Affiliates and any Person that may do business with or own securities of PPG or any of its Subsidiaries or other Affiliates, all as if such Person were not the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.
SECTION 8.04. Lender Credit Decision. Each of the Lenders and Issuing Lenders acknowledges and agrees that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender or an Issuing Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of PPG or its Subsidiaries, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (c) it has, independently and without reliance upon the Administrative Agent, any Syndication Agent, any Documentation Agent, any other Lender or Issuing Lender or any of their respective Related Parties, and based on the financial statements referred to in Section 4.01(c) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or Issuing Lender, and to make, acquire or hold Advances hereunder or issue, amend or extend Letters of Credit hereunder, as the case may be, (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each of the Lenders and Issuing Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Syndication Agent, any Documentation Agent, any other Lender or Issuing Lender or any of their respective Related Parties, and based on such documents and information (which may contain MNPI) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and Issuing Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption, a Commitment Increase Agreement or any other Loan Document pursuant to which it shall become a Lender or an Issuing Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
SECTION 8.05. Certain Agreements of Lenders and Issuing Lenders. (a) Each Lender and Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender, as the case may be, shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate and (y) to the extent permitted by applicable law, such

Lender or Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Lender under this Section 8.05(a) shall be conclusive, absent manifest error.
(b)Each Lender and Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender, as the case may be, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(c)Each Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by any Borrower.
(d)Each party’s obligations under this Section 8.05 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Lender, the expiration or termination of the Commitments or the repayment, satisfaction or discharge of all Advances or other obligations under any Loan Document.
SECTION 8.06. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders by giving written notice thereof to the Administrative Agent and the Borrowers. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the existing Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII and of Section 9.04, as well as any other exculpatory, reimbursement and indemnification provisions set forth in any Loan Document, shall continue to inure to the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was as Administrative Agent under this Agreement and the other Loan Documents.
(b)Notwithstanding anything in the contrary in Section 8.06(a), (i) in the event of a resignation of the Administrative Agent, if no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative

Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Borrowers and (ii) in the event of a removal of the Administrative Agent at a time when the Person then serving as Administrative Agent is a Defaulting Lender, if no successor Administrative Agent shall have been so appointed and accepted such appointment, such removal shall nevertheless be effective, whereupon, on the date of effectiveness of such resignation stated in such notice or such removal, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) until a successor Administrative Agent is appointed by the Required Lenders, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent on behalf of the Lenders or Issuing Lenders shall directly be given or made to each Lender and each Issuing Lender.
SECTION 8.07. Arrangers and Other Agents. None of the Arrangers, the Syndication Agents or the Documentation Agents shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder and under the other Loan Documents.
SECTION 8.08. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that none of the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent, each Arranger, each Syndication Agent and each Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Advances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Advances, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.09. Posting of Communications. (a) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Lenders and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender or Issuing Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Lenders and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE

ANY LIABILITY TO ANY BORROWER, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(d)Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Lender for purposes of the Loan Documents. Each Lender and each Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be by email) from time to time of such Lender’s or Issuing Lender’s, as applicable, email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders, the Issuing Lenders and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE IX
MISCELLANEOUS

SECTION 9.01. Amendments, Etc. (a) Subject to Section 9.01(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by (x) in the case of this Agreement, by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, by the parties thereto, with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby in addition to the Required Lenders, do any of the following: (A) increase the Commitments of the Lenders or change the Agreed Currencies in which credit extensions are available thereunder, (B) reduce the principal of, or interest on, any Advance or LC Disbursement or any fees payable hereunder, (C) postpone any date fixed for any payment of principal of, or interest on, any Advance or LC Disbursement or any fees payable hereunder, (D) extend the date fixed for the expiration or termination of any Commitment, (E) change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby or (F) subordinate the obligations of any Borrower under the Loan Documents to any other Indebtedness; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender, do any of the following: (A) change the definition of “Required Lenders” or any other provision of any Loan Document specifying the percentage of the Commitments or of the Revolving Credit Exposure, or the number of Lenders, that shall be required for the Lenders or any of them to take any action under any Loan Document, (B) reduce or limit the obligations of PPG under Section 7.01 or release PPG or otherwise limit PPG’s liability with respect to the Guaranty or (C) amend this Section 9.01; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or such Issuing Lender, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or any Issuing Lender under this Agreement or any other Loan Document.
(b)Notwithstanding anything to the contrary in Section 9.01(a):
(i)any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by PPG and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;
(ii)this Agreement and the other Loan Documents may be amended in a manner provided in Sections 2.04(b), 2.04(c), 2.07(b), 2.17(j), 9.13 and 9.14;
(iii)no Defaulting Lender shall have the right to approve or disapprove of any amendment, waiver or consent of this Agreement or any other Loan Document (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except with respect to any amendment, waiver or consent referred to in Section 9.01(a)(i) and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or consent; and
(iv)no amendment, waiver or consent referred to in the proviso to Section 9.01(a) shall require the consent or approval of any Lender that, immediately after giving effect to such amendment, waiver or consent, (A) shall have no Commitment or other obligation to maintain or extend credit under the Loan Documents and (B) substantially contemporaneously with the effectiveness of such amendment, waiver or consent, shall have been paid in full all amounts owing to it under the Loan Documents (including, without limitation, principal, interest and fees), it being understood and agreed that from and after the effectiveness of any such amendment, waiver or consent any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto, provided that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof, would survive a termination of this Agreement.
SECTION 9.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:
(i)if to any Borrower, at the address of PPG at One PPG Place, Pittsburgh, Pennsylvania 15272, Email: jankowski@ppg.com, Telephone: 412-434-3131, Attention: Treasurer, with a copy to PPG at One PPG Place, Pittsburgh, Pennsylvania 15272, Email: foulkes@ppg.com, Telephone: 412-434-3131, Attention: Senior Vice President and General Counsel;
(ii)if to any Lender, at its at its address (or email) set forth in its Administrative Questionnaire;
(iii)if to any Issuing Lender, at its address (or email) set forth in its Administrative Questionnaire; and
(iv)if to the Administrative Agent, at its address at 4201 Congress Street, Floor 04, Charlotte, North Carolina 28209-4617, Attention: Sherril Lowe, Email: sherril.lowe@chase.com, Telephone: +1-980-296-6558.
Any party hereto may change its address, email or telephone for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any change by a Lender, by notice to PPG and the Administrative Agent).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications, to the extent provided in Section 9.02(b), shall be effective as provided in such Section.

(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may, in addition to email, be delivered or furnished by other electronic communications (including Internet or intranet websites and the Approved Electronic Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II if such Lender or Issuing Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by such other electronic communication. The Administrative Agent and any Borrower may, in its discretion and in addition to email, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (i) any notice to the Borrowers or to any one of them required under this Agreement or any other Loan Document that is delivered to PPG shall constitute effective notice to the Borrowers or to any such Borrower, including PPG, and (ii) any Notice of Borrowing or any Notice of Conversion/Continuation delivered pursuant to the terms of this Agreement may be delivered by any Borrower or by PPG, on behalf of any other Borrower. Each Borrower (other than PPG) hereby irrevocably appoints PPG as its authorized agent to receive and deliver notices in accordance with this Section 9.02, and hereby irrevocably agrees that (A) in the case of clause (i) of the immediately preceding sentence, the failure of PPG to give any notice referred to therein to any such Borrower to which such notice applies shall not impair or affect the validity of such notice with respect thereto and (B) in the case of clause (ii) of the immediately preceding sentence, the delivery of any such Notice of Borrowing or Notice of Conversion/Continuation by PPG, on behalf of any other Borrower, shall be binding on such other Borrower to the same extent as if such Notice of Borrowing or such Notice of Conversion/Continuation, as the case may be, had been executed and delivered directly by such other Borrower.
SECTION 9.03. No Waiver; Remedies. No failure on the part of any Borrower, any Lender, any Issuing Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies provided herein and in the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.
SECTION 9.04. Costs and Expenses; Indemnification; Breakage; Limitation of Liability. (a) PPG agrees to pay all reasonable and customary out-of-pocket costs and expenses of the Administrative Agent (within 10 days of receipt of a written itemized statement, together with supporting documentation, identifying in reasonable detail the amounts of such costs and expenses) incurred in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto. PPG further agrees to pay all reasonable and documented out-of-pocket costs and expenses, if any, of the Administrative Agent, the Issuing Lenders and the Lenders (within 10 days of receipt of a written itemized statement, together with supporting documentation, identifying in reasonable detail the amounts of such costs and expenses) incurred in connection with the enforcement of this Agreement, any of the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent, each Issuing Lender and each Lender in connection with the enforcement of rights under this Section 9.04(a).
(b)The Borrowers agree to indemnify and hold harmless the Administrative Agent, each Issuing Lender and each Lender and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all Liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or the LC Disbursements or (ii) the actual or alleged presence of hazardous materials on any property of PPG or any of its Subsidiaries or any environmental action relating in any way to PPG or any of its Subsidiaries, except to the extent such Liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraudulent acts or omissions, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
(c)If (i) any payment or prepayment of principal of, or Conversion or Continuation of, any Term Benchmark Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to Section 2.07, 2.09 or 2.11, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, (ii) any assignment of any Term Benchmark Advance of any Borrower is made by any Lender other than on the last day of the Interest Period for such Advance as a result of a demand by PPG pursuant to Section 2.19 or (iii) any Borrower fails for any reason (including, without limitation, because applicable conditions precedent have not been satisfied) to borrow, Convert, Continue or prepay any Term Benchmark Advance on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked in accordance therewith), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, prepayment, Conversion, Continuation, assignment or failure, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 9.04(c) delivered to such Borrower shall be conclusive absent demonstrable error.
(d)To the extent that PPG or any other Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Issuing Lender, or any Related Party of any of the foregoing Persons under Section 9.04(a) or 9.04(b), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s “pro rata share” (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that nothing herein shall relieve PPG or any other Borrower from its obligation to pay such amount); provided that the unreimbursed expense or indemnified Liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing Persons acting for the Administrative Agent (or any such sub-agent) or any Issuing Lender in connection with such capacity. For purposes of this Section 9.04(d), at any time, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Credit Exposure and Unused Commitments at such time (or most recently outstanding and in effect).
(e)Each Borrower agrees not to assert, and each hereby waives, (i) any Liabilities against any Lender-Related Person for special, indirect, consequential or punitive damages, on any theory of liability, arising out of or otherwise relating to this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or the LC Disbursements, and (ii) any claim against any Lender-Related Person for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except, in the case of this clause (ii), to the extent such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Lender-Related Person’s fraudulent acts or omissions, gross negligence or willful misconduct.
SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) either (x) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01 or (y) the automatic acceleration of the Advances pursuant to Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, whether or not such Lender shall have made any demand under this Agreement or the other Loan Documents and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
SECTION 9.06. Binding Effect; Entire Agreement; Survival. This Agreement shall become effective upon satisfaction of the conditions precedent set forth in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, each Lender, each Issuing Lender and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (a) no Borrower (including PPG as guarantor under Article VII) shall have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each of the Lenders and the Issuing Lenders (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), provided that any Borrower other than PPG may assign its rights or obligations to PPG or any other Borrower without such prior written consent, and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.07. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in Section 9.07) and, to the extent expressly contemplated hereby, the Arrangers, the Syndication Agents, the Documentation Agents and the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter that by the terms thereof survive the effectiveness of this Agreement or any provisions of any separate fee letter between the Administrative Agent, any Arranger or any Affiliates thereof and any Borrower, all of which provisions shall remain in full force and effect). The agreements and obligations contained in Sections 2.02(c), 2.10, 2.12(e), 2.13, 9.04 and 9.11 and Article VIII shall survive the payment in full of principal, interest and all other amounts payable hereunder and the termination of all the Commitments.
SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, the Note or Notes held by it and participations in Letters of Credit owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assigning Lender under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment or Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $10,000,000 unless otherwise agreed by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, PPG, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note subject to such assignment, (unless the assignee is already a Lender hereunder) an Administrative Questionnaire for the assignee and a processing and recordation fee of $3,500 payable by the parties to each such assignment, and (v) any Lender may, without the approval of PPG, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.10, 2.13 and 9.04) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.13 and 9.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.07(a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.07(d).
(b)Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment and the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in Section 9.07(a), the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to PPG. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.07(b).
(c)The Administrative Agent, acting solely for this purpose as an agent of PPG, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest on) of the Advances and LC Disbursements owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, any Issuing Lender or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Each Lender may sell participations to one or more banks or other entities (other than PPG or any of its Affiliates, any natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, any Note or Notes held by it and participations in Letters of Credit owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, (iv) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any of the other Loan Documents, or any consent to any departure by any

Borrower therefrom, except to the extent that such amendment, waiver or consent is described clause (i) in the first proviso to Section 9.01(a) that affects such participant. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.10, 2.13 and 9.04(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.07(a); provided that such participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under Section 9.07(a) and (B) shall not be entitled to receive any greater payment under Section 2.10 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such participant agrees to be subject to Section 2.14 as though it were a Lender.
(e)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to PPG or its Subsidiaries furnished to such Lender by or on behalf of PPG; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.
(f)Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge and assign a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) to secure obligations of such Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any other central bank, and this Section 9.07 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.08. Confidentiality. None of the Administrative Agent, any Issuing Lender or any Lender shall disclose any Confidential Information to any other Person without the consent of PPG, other than (a) to the Administrative Agent’s, such Issuing Lender’s or such Lender’s Affiliates and to their and their Affiliates’ officers, directors, employees, agents, accountants and advisors; (b) to actual or prospective assignees and participants, or to any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrowers and their obligations (or, in each case, the professional advisors thereto), in each case only on a confidential need-to-know basis, provided, such assignees, participants and counterparties are advised of and agree to be bound by either the provisions of this Section 9.08 or other provisions at least as restrictive as this Section 9.08; (c) as required by any law, rule or regulation or judicial process; (d) as requested or required by any Governmental Authority or examiner regulating banks or banking or financial institutions (including any self-regulatory authority); (e) to any other party hereto; (f) in connection with any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder; (g) with the consent of PPG; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 9.08, (ii) is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by a Borrower or any of its Subsidiaries or (iii) becomes available to the Administrative Agent, any Issuing Lender, any Lender, or

any of their respective Affiliates on a non-confidential basis from a source other than a Borrower; and (i) on a confidential basis to (x) any rating agency in connection with rating a Borrower or its Subsidiaries or the Advances, (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances or (z) data service providers, including league table providers, that serve the lending industry.
SECTION 9.09. Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE AND IN LAW OR EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 9.10. Execution in Counterparts; Electronic Signatures. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures and deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders and the Issuing Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (A) agrees that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Lenders and the Borrowers, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduce an image of an actual executed signature page and/or any electronic images of this Agreement and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Administrative Agent and each of the Lenders and the Issuing Lenders may, at its option, create one or more copies of this Agreement. any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s, any Lender’s or any Issuing Lenders’ reliance on or use of Electronic Signatures and/or transmissions by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, damages or liabilities arising as a result of the failure of any Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.11. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euros into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction, Euros could be purchased with Dollars on the Business Day immediately preceding the day on which final judgment is given.
(c)The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.
SECTION 9.12. Jurisdiction, Etc. (a) Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in the Borough of Manhattan, City of New York, and any appellate court from any thereof, in any suit, action or proceeding and any claims, controversies, disputes or causes of action (whether in contract or tort or otherwise and in law or equity), in each case, arising out of or relating to this Agreement, any other Loan Documents or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, except as provided in the immediately following sentence, all claims in respect of any such suit, action or proceeding shall be heard and determined exclusively in any such New York State court or, to the extent permitted by applicable law, in such federal court. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any suit, action or proceeding arising out of relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby against any Borrower not organized under the laws of the United States or any State thereof in the courts of the jurisdiction of organization of such Borrower. Each of the parties hereto hereby consent to the service of process in any such suit, action or proceeding in any such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such party at its address specified pursuant to Section 9.02. Each Designated Subsidiary hereby further agrees that service of process in any such suit, action or proceeding brought in any such New York State court or in any such federal court may be made upon PPG at its address referred to in Section 9.02, and each Designated Subsidiary hereby irrevocably appoints PPG as (and PPG hereby irrevocably agrees to act as) its authorized agent to accept such service of process, and hereby irrevocably agrees that the failure of PPG to give any notice of any such service to such Designated Subsidiary shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b)Waiver of Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding and any claims, controversies, disputes or causes of action (whether in contract or tort or otherwise and in law or equity) arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court referred to in Section 9.12(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
SECTION 9.13. Substitution of Currency. If a change with respect to Euro occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multinational authority, this Agreement (including, without limitation, the definition of EURIBO Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with PPG) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change with respect to Euro had occurred.
SECTION 9.14. Designated Subsidiaries. (a) Designation. PPG may at any time and from time to time and upon not less than 15 Business Days’ prior notice, by delivery to the Administrative Agent and each Lender of a Designation Letter, duly executed by PPG and a Wholly-owned Restricted Subsidiary, designate such Subsidiary as a “Designated Subsidiary” for all purposes of this Agreement, and, upon fulfillment of the applicable conditions set forth in Article III and after such Designation Letter is accepted by the Administrative Agent, such Wholly-owned Restricted Subsidiary shall thereupon become a Designated Subsidiary for all purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by PPG and the identity of each such Designated Subsidiary. Following the giving of any notice pursuant to this Section 9.14(a), if the designation of such Designated Subsidiary obligates the Administrative Agent, any Lender or any Issuing Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, PPG shall, promptly upon the request of the Administrative Agent, any Lender or any Issuing Lender, provide such documentation and other evidence as is reasonably requested by the Administrative Agent, such Lender or such Issuing Lender in order for it to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.
If PPG shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, at its option, with notice to the Administrative Agent and PPG, make any Advance available to such Designated Subsidiary by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of such Designated Subsidiary to repay such Advance in accordance with the terms of this Agreement.
As soon as practicable after receiving notice from PPG or the Administrative Agent of PPG’s intent to designate a Subsidiary as a Designated Subsidiary, and in any event at within five Business Days after receiving such notice, for a Designated Subsidiary (other than a Pre-Approved Designated Subsidiary) that is organized under the laws of a jurisdiction other than of the United States or any State thereof, any Lender that may not legally, or will be subject to increased costs, including taxes, if required to, lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph or has internal policies that preclude any such lending, establishing credit and/or doing business with respect to such Designated Subsidiary because of its jurisdiction of organization (a “Protesting Lender”) shall so notify PPG and the Administrative Agent in writing.  With respect to each Protesting Lender, PPG shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (i) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or PPG or the relevant Designated Subsidiary (in the case of all other amounts), or (ii) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b)Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations of any Designated Subsidiary under this Agreement and the other Loan Documents to which it is a party, then, so long as at such time such Designated Subsidiary has not submitted a Notice of Borrowing or a notice of issuance, amendment or extension of a Letter of Credit, such Designated Subsidiary’s status as a Borrower and as a Designated Subsidiary shall terminate upon notice to such effect from the Administrative Agent to the Issuing Lenders and the Lenders (which notice the Administrative Agent shall promptly deliver to the Issuing Lenders and the Lenders following its receipt of such a request from PPG). Thereafter, the Issuing Lenders and the Lenders shall be under no further obligation to make any Advances or other extensions of credit to such Designated Subsidiary.
SECTION 9.15. Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE AND IN LAW OR EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, ANY ISSUING LENDER OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 9.16. USA PATRIOT ACT. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title iii of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with said Act and the Beneficial Ownership Regulation.
SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.18. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of each of the Borrowers, their stockholders and/or their Affiliates.  Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Borrower, its stockholders or its Affiliates, on the other.  Each of the Borrowers acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person.  Each Borrower acknowledges and agrees that such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.
SECTION 9.19. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 9.21. Severability. To the fullest extent permitted by law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and, to the fullest extent permitted by law, the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.22. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.23. Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Administrative Agent that (a) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (b) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.
SECTION 9.24. Effect of Amendment and Restatement. This Agreement shall amend and restate the Existing Credit Agreement in its entirety, with the parties hereby agreeing that there is no novation of the Existing Credit Agreement and on the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed and governed by this Agreement. Following the Effective Date, the Advances and Commitments under and as defined in the Existing Credit Agreement shall no longer be in effect and thereafter only Advances and Commitments under this Agreement shall be outstanding until otherwise terminated in accordance with the terms hereof.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PPG INDUSTRIES, INC.

By:	/s/ John A. Jankowski
Name: John A. Jankowski
Title: Vice President and Treasurer

[Signature Page to PPG Industries, Inc. Amended and Restated Five Year Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender, an Issuing Lender and the Administrative Agent

By:	/s/ Jonathan Bennett
Name: Jonathan Bennett
Title: Managing Director

[Signature Page to PPG Industries, Inc. Amended and Restated Five Year Credit Agreement]

LENDER SIGNATURE PAGE TO
AMENDED AND RESTATED
FIVE YEAR CREDIT AGREEMENT
OF PPG INDUSTRIES, INC.

PNC BANK, NATIONAL ASSOCIATION, As a Lender and as an Issuing Lender

by	/s/ Scott Colcombe
Name: Scott Colcombe
Title: Senior Vice President

BNP PARIBAS,
BNP PARIBAS SECURITIES CORP.

by	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

by	/s/ Nicolas Doche
Name: Nicolas Doche
Title: Vice President

CITIBANK, N.A.

by	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

[Signature Page to PPG Industries, Inc. Amended and Restated Five Year Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, SA
NEW YORK BRANCH, as a Lender

by	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

by	/s/ Armen Semizian
Name: Armen Semizian
Title: Executive Director

BANCO SANTANDER, S.A., NEW YORK BRANCH

by	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director
by	/s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Director

BANK OF AMERICA, N.A.

by	/s/ Brandon Bouchard
Name: Brandon Bouchard
Title: Vice President

GOLDMAN SACHS BANK USA

by	/s/ Andrew B. Vernon
Name: Andrew B. Vernon
Title: Authorized Signatory

[Signature Page to PPG Industries, Inc. Amended and Restated Five Year Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION

by	/s/ Gillian Hedges
Name: Gillian Hedges
Title: Director

INTESA SANPAOLO S.P.A., NEW YORK BRANCH

by	/s/ Alessandro Toigo
Name: Alessandro Toigo
Title: Head of Corporate Desk

by	/s/ Neil Derfler
Name: Neil Derfler
Title: Global Relationship Manager

SOCIETE GENERALE, as a Lender

by	/s/ Richard Bernal
Name: Richard Bernal
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION

by	/s/ Jun Ashley
Name: Jun Ashley
Title: Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Lender

by	/s/ Victoria Roberts
Name: Victoria Roberts
Title: Authorized Signatory

[Signature Page to PPG Industries, Inc. Amended and Restated Five Year Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH

by	/s/ Douglas Riahi
Name: Douglas Riahi
Title: Managing Director

by	/s/ Karan Dedhia
Name: Karan Dedhia
Title: Senior Associate

U.S. BANK NATIONAL ASSOCIATION

by	/s/ Jason Hall
Name: Jason Hall
Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

by	/s/ Daniel K. Kinasz
Name: Daniel K. Kinasz
Title: Vice President

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

by	/s/ Cynthia Dioquino
Name: Cynthia Dioquino
Title: Director

[Signature Page to PPG Industries, Inc. Amended and Restated Five Year Credit Agreement]

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH

by	/s/ Jie Hu
Name: Jie Hu
Title: Executive Vice President

by	/s/ Xin He
Name: Xin He
Title: Deputy General Manager

DANSKE BANK A/S

by	/s/ Gary Smith
Name: Gary Smith
Title: Director

by	/s/ Henrik Ljungstrom
Name: Henrik Ljungstrom
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH

by	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

by	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to PPG Industries, Inc. Amended and Restated Five Year Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH

by	/s/ Xuan Zhang
Name: Xuan Zhang
Title: Assistant Vice President

by	/s/ Pinyen Shih
Name: Pinyen Shih
Title: Executive Director

ING BANK N.V., DUBLIN BRANCH

by	/s/ Cormac Langford
Name: Cormac Langford
Title: Director

by	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

MORGAN STANLEY BANK, N.A., as a Lender

by	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to PPG Industries, Inc. Amended and Restated Five Year Credit Agreement]

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

by	/s/ Penny Neville-Park
Name: Penny Neville-Park
Title: Authorized Signatory

by	/s/ Andrew Moore
Name: Andrew Moore
Title: Authorized Signatory

STANDARD CHARTERED BANK

by	/s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director, Financing Solutions

THE BANK OF NEW YORK MELLON

by	/s/ John Park
Name: John Park
Title: Senior Associate

THE NORTHERN TRUST COMPANY

by	/s/ Eric Siebert
Name: Eric Siebert
Title: Senior Vice President

TRUIST BANK

by	/s/ Alexander Harrison
Name: Alexander Harrison
Title: Director

[Signature Page to PPG Industries, Inc. Amended and Restated Five Year Credit Agreement]